Exhibit 1

Just Energy Group Inc.

Notice of Annual Meeting of Shareholders

– And –

Management Information Circular

June 27, 2017

KEY FISCAL 2017 HIGHLIGHTS

•    $3,757 million in sales.

•    $696 million in gross margin.

•    $224 million in Base EBITDA – improved Base EBITDA by 8% year over year.

VISION AND PILLARS

Just Energy stands by its vision to be the gold standard in retail energy, delivering value, stability and innovation in every customer, shareholder, employee and community relationship. Our vision serves as the framework for every aspect of our business.

Value

Striving to deliver the highest satisfaction and greatest benefit to every customer, shareholder, employee and community partner.

Stability

Ensuring we consistently deliver dependable, predictable products and services, reliable investor returns and a strong commitment to community.

Innovation

Challenging ourselves daily to explore forward-thinking solutions and progressive options to deliver gold-standard products and services.

JUST ENERGY FOUNDATION FISCAL 2017 HIGHLIGHTS

Everywhere we operate, Just Energy has always believed in contributing to the health and well-being of communities in need. We created the Just Energy Foundation to help support Canadian and U.S. charitable organizations by providing them with resources that, in turn, are shared with an array of worthwhile programs that help people who need help. Just Energy also supports its employees in their efforts to make a positive difference in people’s lives.

•          On October 13, 2016, approximately 50 Just Energy staff from across Canada and the United States joined with the Just Energy Foundation and Volunteer Houston, along with teachers, staff and students at Brookline Elementary in Houston, to break ground on the first Just Energy Sustainable Garden.

•          MLSE Foundation is our teammate on the Community Action Grants program. Through this initiative, every Maple Leaf Sports and Entertainment sport (hockey, basketball and soccer) makes a $50,000 grant to a charity that gives disadvantaged youth a chance to participate in that sport. In fiscal year 2017, $50,000 Community Action Grants went to Lady Ballers Camp (April 2016), Woodgreen Community Services (August 2016) and Hockey 4 Youth (March 2017).

•          At our sales leadership summit in October 2016, more than 200 energy advisors from Canada and the United States joined together to “give back” to the local community. The energy advisors raised $5,800 and Just Energy matched it for a total of $11,600. The funds were donated to two orphanages in Puerto Vallarta. The money was used to purchase beds, mattresses, water filtration and security systems, and other much-needed supplies.

•          The Goodwill Ambassador Program (GAP) gives each Just Energy employee a day off during the year to volunteer at a charity of his or her choice. In 2017, 157 employees made use of this opportunity to donate their time to local organizations such as food banks, shelters, services to the poor, homeless and vulnerable, as well as hospitals and education programs for youth.

May 26, 2017

Dear Fellow Shareholder:

This is a momentous time for our Company: our 20th anniversary in the retail energy space. What started as a natural gas retailer in Ontario, Canada, in 1997 has successfully grown and transformed into what we are today – a leading independent retailer of energy management solutions with a multinational, customer-centric approach.

Over the past several years, our executive management team focused on addressing a number of issues, undertook challenging tasks and made tough decisions, including deleveraging the Company significantly, selling-off non-core assets and creating a customer-centric strategy internally and externally. This has allowed us to be where we are today – in the process of successfully executing a global enterprise strategy that is aggressively pursuing profitable growth on a mission to become the world’s leading global energy management solutions provider delivering comfort, convenience and control to our customers around the globe.

In an industry that has undergone significant change, we have weathered challenges that saw the exit of other less-grounded players. There is no other independent retailer in the world with the stability, product depth, sales channel diversity and geographic scope of Just Energy. In the years ahead, we will continue guiding the business toward a clear vision for the future by positioning Just Energy to capitalize on where we see the energy sector heading, what we believe customers will want next, and where we know opportunities for new markets exist.

We believe we can continue disrupting the utility markets with new products and channels while creating deep residential and commercial customer relationships to grow the business. We have an efficient capital structure in place and a sustainable payout ratio. We’re moving forward with a very strong balance sheet and restored financial flexibility. This strength comes at a time when the industry is once again changing, and will allow us to focus our resources and make necessary investments to aggressively pursue our growth strategy.

We believe energy plays a significant role in the changing home ecosystem and we are firmly focused on addressing growth opportunities around the rapidly changing ways that consumers use energy. Our product pipeline to meet the growing market opportunities is robust, continues to improve, and remains a top strategic priority for our organization. From smart thermostats to personalized home consumption insight reports, LED bulbs, furnace filters and smart home irrigation controllers, we are empowering consumers with the tools and information they need to find the comfort, control and convenience they want. We are clearing a path as a trusted advisor providing energy efficiency and water conservation solutions for anyone who uses energy – and that is everyone!

Everything we do, we do in the context of the customer experience. Technological advancements give us the ability to process millions of data points, giving us unparalleled insight into how our consumers behave and think. Customers are telling us what they want and how they want it – it is changing all the time and the needs are more demanding than ever. Evolving technology and more informed, empowered consumers are the most influential factors in our business today.

We must not only keep pace with customer needs, but learn to anticipate the future and deliver unparalleled customer value. For the past three years we executed on several initiatives that reduced debt, cleaned up the balance sheet and laid out a clear vision for the future. As a management team, we are now moving into a period of executing on our growth strategy, and we believe there is no one better positioned than Just Energy to be the global leader in energy management and efficiency solutions for consumers near and far.

Our commitment to our customers has never wavered, and we thank them for their continued loyalty. We also wish to thank our Board of Directors for their continued support of our mission, as well as all our employees for their tireless dedication.

We look forward to seeing you at the meeting.

Sincerely,

Rebecca MacDonald Executive Chair

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Notice of Annual Meeting

To: Just Energy Common Shareholders

The annual meeting of Just Energy Group Inc. (“Just Energy”) shareholders will be held at the Toronto Stock Exchange – Broadcast Centre, The Exchange Tower, 2 First Canadian Place, 130 King Street West, Toronto, Ontario, Canada M5X 1J2 on Tuesday, June 27, 2017, at 10:00 a.m. EDT:

1.              to receive the audited consolidated financial statements of Just Energy for the year ended March 31, 2017 and the auditor’s report thereon;

2.     to elect the nominees of Just Energy standing for election as directors on an individual basis;

3.              to re-appoint Ernst & Young LLP as auditors of Just Energy and to authorize the Board of Directors of Just Energy (the “Board”) to fix the auditors remuneration;

4.     to consider, in an advisory, non-binding capacity, Just Energy’s approach to executive compensation; and

5.              to transact such other business as may properly be brought before the meeting or any adjournment or postponement thereof.

The matters proposed to be dealt with at the meeting are described in the proxy circular accompanying this notice. The directors have fixed May 17, 2017, as the record date for the determination of the common shareholders entitled to receive notice of and vote at the meeting.

Dated at Toronto, Ontario	JUST ENERGY GROUP INC.
May 26, 2017.

Jonah T. Davids
Executive Vice President, General Counsel and
Corporate Secretary

Inside this Circular

KEY TERMS

The following table provides definitions for terms that are used throughout this Circular.

Base EBITDA

EBITDA adjusted to exclude the mark to market gains (losses) arising from IFRS requirements for derivative financial instruments on future supply positions. This measure reflects operating profitability as mark to market gains (losses) are associated with supply already sold at future fixed prices.

Board	Board of Directors of the Company

Company or Just Energy	Just Energy Group Inc.

DSG	Deferred Share Grant issued to directors pursuant to the 2010 Directors Compensation Plan, as amended from time to time.

Embedded Gross Margin

A rolling five-year measure of management’s estimate of future contracted energy gross margin. The energy marketing embedded margin is the difference between existing customer contract prices and the cost of supply for the remainder of term, with appropriate assumptions for customer attrition and renewals as calculated in Just Energy’s MD&A.

Funds from Operations

The net cash available for distribution through dividends to shareholders. Funds from Operations is calculated by Just Energy as gross margin adjusted for cash items including administrative expenses, selling and marketing expenses, bad debt expenses, finance costs, corporate taxes, capital taxes and other items. The gross margin used includes a seasonal adjustment for the gas markets in Ontario, Quebec, Manitoba and Michigan in order to include cash received.

PBG	Performance Bonus Grant issued pursuant to the Company’s 2013 Performance Bonus Incentive Plan, as amended from time to time.

RSG	Restricted Share Grant issued pursuant to the Company’s 2010 Restricted Share Grant Plan, as amended from time to time

Shareholders	Holders of common shares.

Total Shareholder Return or TSR

The percentage increase (decrease) during a Fiscal Year of the market value of Just Energy’s common shares based on the closing market price for Just Energy’s common shares on the TSX on the last day of the Fiscal Year plus the total dividends paid on such shares over during the Fiscal Year.

Currency

Unless otherwise identified, all amounts in this Circular are in Canadian dollars.

Non-GAAP Measures

In the Circular, Just Energy has used terms that are not defined by GAAP, including Base EBITDA, Embedded Gross Margin and Funds From Operations (as defined above), but are used by management to evaluate performance of Just Energy and its business. Since Non-GAAP financial measures do not have standardized meanings prescribed by GAAP and are therefore unlikely to be comparable to similar measures presented by

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other companies, securities regulations require that Non-GAAP financial measures are clearly defined, qualified and reconciled to their nearest GAAP measures. Except as otherwise indicated, these Non-GAAP financial measures are calculated and disclosed on a consistent basis from period to period. Specific adjusting items may only be relevant in certain periods. The intent of Non-GAAP financial measures is to provide additional useful information to investors and analysts and the measures do not have any standardized meaning under IFRS. The measures should not, therefore, be considered in isolation or used in substitute for measures of performance prepared in accordance with IFRS. Other issuers may calculate Non-GAAP financial measures differently. Investors should be cautioned that they should not be construed as alternatives to net earnings, cash flow from operating activities or other measures of financial results determined in accordance with GAAP as an indicator of Just Energy’s performance.

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MEETING AND VOTING INFORMATION

This proxy circular is provided in connection with the solicitation of proxies by management of Just Energy for use at the annual meeting of its shareholders or at any adjournment or postponement thereof (the “Meeting”). In this document “you” and “your” refer to the shareholders of, and “Just Energy”, the “Company” or “we”, “us”, “our”, refer to, Just Energy Group Inc. The information contained in this proxy circular is given as at May 26, 2017 (the “Circular”), except as indicated otherwise.

IMPORTANT – If you are not able to attend the meeting, please exercise your right to vote by signing the enclosed form of proxy or voting instruction form and, in the case of registered shareholders by returning it to Computershare Trust Company of Canada in the enclosed envelope, or by voting by fax or online as indicated on the form of proxy, no later than 10:00 a.m. (EDT) on June 23, 2017, or, if the meeting is adjourned or postponed, by no later than 10:00 a.m. (EDT) on the business day prior to the day fixed for the adjourned or postponed meeting. See the form of proxy. If you are a non-registered shareholder, reference is made to the section entitled “How do I vote if I am a non-registered shareholder?” on page 5 of this circular.

VOTING – QUESTIONS AND ANSWERS

VOTING AND PROXIES

Who can vote?

Shareholders who are registered as at the close of business on May 17, 2017 (the “record date”), will be entitled to vote at the meeting or at any adjournment or postponement thereof, either in person or by proxy.

As of the close of business on May 17, 2017, 147,013,538 common shares (“Common Shares”) in the capital of Just Energy were issued and outstanding. Each common share carries the right to one vote.

To the knowledge of the directors and senior offices of Just Energy based on the most recent publicly available information at May 17, 2017, two persons exercised control or direction over shares carrying 10% or more of the voting rights attached to the Common Shares of Just Energy. Jim Pattison, through the Great Pacific Capital Corp. and The Jim Pattison Foundation, beneficially owns, or directly or indirectly controls, a total of 24,221,842 (16.5%) of Just Energy’s Common Shares and Ron Joyce, through Jetport Inc., beneficially owns, or directly or indirectly controls, 19,200,000 (13.1%) of Just Energy’s common shares.

Who is soliciting my proxy?

Management of Just Energy is soliciting your proxy. The solicitation is being made primarily by mail, but our directors, officers or employees may also solicit proxies at a nominal cost to Just Energy.

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What is Quorum for the Meeting?

At the meeting, a quorum shall consist of two or more persons either present in person or represented by proxy and representing in the aggregate not less than 25% of the outstanding Common Shares. If a quorum is not present at the meeting within one half hour after the time fixed for the holding of the meeting, it shall stand adjourned to such day being not less than 14 days later and to such place and time as may be determined by the chair of the meeting. At such meeting, the Shareholders present either personally or by proxy shall form a quorum. In the event of a tie or deadlock vote at the meeting, the chair may not cast a deciding vote.

Am I a registered or beneficial Shareholder?

If your shares are registered on the record date directly in your name with Just Energy’s transfer agent, you are considered with respect to those shares to be a “registered shareholder”. The proxy circular and proxy have been sent directly to you by Computershare Trust Company of Canada.

If your shares are held in a stock brokerage account or by a bank or financial intermediary or other nominee, you are considered the “beneficial Shareholder” of shares held in street name. The proxy circular has been forwarded to you by your broker, bank, financial intermediary or other nominee who is considered, with respect to those shares, the registered shareholder. As the beneficial Shareholder, you have the right to direct your broker, bank, financial intermediary or other nominee how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting.

How will matters be decided at the meeting?

A simple majority of the votes cast, in person or by proxy, will constitute approval for each matter to be voted upon.

How do I vote if I am a registered Shareholder?

1.   Voting By Proxy

You are a registered shareholder if your name appears on your share certificate. If this is the case, you may appoint someone else to vote for you as your proxy holder by using the enclosed form of proxy. The persons currently named as proxies in such form of proxy are the executive chair and the lead director of Just Energy. However, you have the right to appoint any other person or company (who need not be a shareholder) to attend and act on your behalf at the meeting. That right may be exercised by writing the name of such person or company in the blank space provided in the form of proxy or by completing another proper form of proxy. Make sure that the person you appoint is aware that he or she is appointed and attends the meeting.

(i)    How can I send my form of proxy?

You can either (i) return a duly completed and executed form of proxy to the transfer agent and registrar for Just Energy’s common shares, Computershare Trust Company of Canada, in the envelope provided, or (ii) you can vote as indicated above by following the instructions on the form of proxy.

(ii)   What is the deadline for receiving the form of proxy?

The deadline for receiving duly completed forms of proxy or a vote following any one of the other two options as indicated above is 10:00 a.m. EDT on June 23, 2017, or if the meeting is adjourned or postponed, by no later than 10:00 a.m. EDT on the business day prior to the day fixed for the adjourned or postponed meeting.

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Please see below under the heading “How will my common shares be voted if I return a proxy?” for more information.

2.   Voting in Person

If you wish to vote in person, you may present yourself to a representative of Computershare Trust Company of Canada at the registration table. Your vote will be taken and counted at the meeting. If you wish to vote in person at the meeting, do not complete or return the form of proxy.

How do I vote if I am a non-registered shareholder?

If your common shares are not registered in your name and are held in the name of a nominee such as a trustee, financial institution or securities broker, you are a “non-registered shareholder”. If, as is usually the case, your common shares are listed in an account statement provided to you by your broker or other nominee or custodian, those common shares will, in all likelihood, not be registered in your name. Such common shares will more likely be registered under the name of your broker, or an agent of that broker or other nominee or custodian. Without specific instructions, Canadian brokers and their agents or nominees are prohibited from voting shares for the broker’s client. If you are a non-registered shareholder, there are two ways, listed below, that you can vote your common shares:

1.   Giving Your Voting Instructions (Voting By Proxy)

Applicable securities laws require your nominee to seek voting instructions from you in advance of the meeting. Accordingly, you will receive or have already received from your nominee a request for voting instructions for the number of common shares you hold. The persons currently named as proxies are the executive chair and the lead director of Just Energy. However, you have the right to appoint any other person or company (who need not be a shareholder) to attend and act on your behalf at the meeting. Every nominee has its own mailing procedures and provides its own signature and return instructions, which should be carefully followed by non-registered shareholders to ensure that their common share are voted at the meeting.

2.   Voting in Person

If you wish to vote in person at the meeting, insert your name in the space provided on the request for voting instructions provided by your nominee to appoint yourself as proxy holder and follow the signature and return instructions of your nominee. Non-registered shareholders who appoint themselves as proxy holders should present themselves at the meeting to a representative of Computershare Trust Company of Canada. Do not otherwise complete the request for voting instructions sent to you as you will be voting at the meeting.

How will my common shares be voted if I return a proxy?

By completing and returning a proxy, you are authorizing the person named in the proxy to attend the Meeting and vote your Common Shares on each item of business according to your instructions. If you have appointed the designated directors or officers of Just Energy as your proxy and you do not provide them with instructions, they will vote your common shares as follows:

•   FOR the election of the nominees as directors to the Board;

•          FOR the re-appointment of Ernst & Young LLP as auditors and the authorization of the directors to fix the auditor’s remuneration;

•   FOR the advisory resolution approving Just Energy’s approach to executive compensation; and

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•          FOR the transaction of such other business as may properly be brought before the meeting or any adjournment or postponement thereof. As of May 25, 2017, no director or officer of the Company is aware of any variation, amendment or other matter to be presented for a vote at the Meeting.

What if I change my mind?

You may revoke your proxy at any time by completing a proxy form or voting instruction form that is dated later than the proxy form or voting instruction form you are changing, and delivering it as indicated above at any time up to 10:00 a.m. EDT on June 23, 2017, or if the meeting is adjourned or postponed, by no later than 10:00 a.m. EDT on the business day prior to the day fixed for the adjourned or postponed meeting.

If you are a registered Shareholder, you can also revoke a vote you made by sending a notice in writing from you or your authorized attorney to our Corporate Secretary of Just Energy at the registered office of Just Energy (First Canadian Place, 100 King Street West, Suite 2630, Toronto, Ontario M5X 1E1) at any time up to and including 10:00 a.m. EDT on June 23, 2017 or on the last business day preceding the day of the meeting or any adjournment or postponement thereof; or by giving notice with the Chair of the Meeting on the day of the Meeting or any adjournment or postponement thereof, or in any other matter permitted by law.

How can I contact the transfer agent?

You can contact the transfer agent either by mail at Computershare Trust Company of Canada, 100 University Ave., 9th Floor, North Tower, Toronto, Ontario M5J 2Y1 or by fax at 1 866 249-7775.

BUSINESS OF THE MEETING

Just Energy’s Financial Statements

We will place before the Meeting our consolidated financial statements, including the related auditor’s report, for the year ended March 31, 2017. Our financial statements are included in our 2017 Annual Report. The Annual Report will be mailed to shareholders who requested a copy. Our financial statements are also available on our website at www.justenergygroup.com, on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.

On May 17, 2017 the Board approved the consolidated audited financial statements of Just Energy for the year ended March 31, 2017. Under the Canada Business Corporations Act, the corporate legislation which governs Just Energy, the financial statements are required to be mailed to shareholders that elect to receive them but no shareholder vote is required. You will however be entitled to ask questions of financial management at the meeting.

Electing Directors

You will be electing a Board consisting of 9 members. The nominees proposed for election as directors were recommended to the board by the nominating and governance committee and are listed below. All of the nominees, except Mr. Ross, are currently directors of Just Energy.

John A. Brussa	James Lewis	Brett A. Perlman
R. Scott Gahn	Rebecca MacDonald	M. Dallas H. Ross
H. Clark Hollands	Deborah Merril	William F. Weld

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Please refer to the section entitled “Directors” on page 14 of this Circular for biographies and more information on the nominees. Directors elected at the Meeting will serve until the end of Just Energy’s next annual shareholders’ meeting or until their resignation, if earlier.

The Board recommends a vote FOR each of the 9 director nominees.

If one of the designated directors or officers is your proxyholder and you have not given instructions on how to vote your Common Shares, he or she will vote “FOR” the election of each of the 9 nominees in this Circular. If a proposed nominee is unable to serve as a director or withdraws his or her name, the individuals named in your form of proxy or voting instruction form reserve the right to nominate and vote for another individual in their discretion. Management has no reason to believe that any of the nominees for election as directors will be unable to serve if elected to office and management is not aware of any amendment or other business likely to be brought before the meeting.

The nominee directors are being elected on an individual, as opposed to a slate, basis. The board of Just Energy has adopted a policy which requires that any nominee for director who receives a greater number of votes “withheld” than votes “for” his or her election as a director shall submit his or her resignation to the nominating and governance committee for consideration promptly following the meeting. The nominating and governance committee shall consider the resignation and shall recommend to the board of Just Energy whether to accept it. The board will consider the recommendation and determine whether to accept it within 90 days of the Meeting and a news release will be issued by Just Energy announcing the board’s determination. A director who tenders his or her resignation will not participate in any meetings to consider whether the resignation shall be accepted.

Appointing the Auditor

The Board recommends a vote FOR the re-appointment of Ernst & Young LLP as Just Energy’s auditor.

The Board, on the recommendation of the Audit Committee, proposes that Ernst & Young LLP (“EY”) be re-appointed as auditors of Just Energy until the end of the next annual shareholders’ meeting and that the Board be authorized to set the auditor’s remuneration. EY has served as Just Energy’s auditors since 2010. EY Canada is a member firm of Ernst & Young Global, which employs 190,000 people in more than 700 offices in 150 countries. EY Canada is headquartered in Toronto, Ontario and has offices in 17 locations across Canada. The U.S. firm is headquartered in New York City and has offices in more than 80 locations across the U.S. EY provides a full range of assurance, tax, advisory and transaction services to clients across a range of industries, including many energy companies. In order to be effective, the resolution re-appointing EY as auditors and authorizing the directors to fix their remuneration must receive the affirmative vote of a majority of the votes cast by Shareholders in person or by proxy.

If one of the designated directors or officers is your proxyholder and you have not given instructions on how to vote your Common Shares, he or she will vote “FOR” the appointment of EY as Just Energy’s auditors.

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What were EY’s Fees for F2017 and F2016?

	F2017	F2016

Audit Fees(1)	1,311,100	$1,349,500
Audit Related Fees(2)	320,000	255,000
Tax Fees(3)	556,658	534,700
Other Fees	97,520	Nil

Total(4)	2,285,278	$2,139,200

(1)              Audit Fees include fees for services rendered by EY in relation to the audit and review of Just Energy’s financial statements and in connection with the Company’s statutory and regulatory filings.

(2)              In fiscal 2017, audit-related fees primarily related to the audit of Just Energy’s consolidated financial statements as well as stand-alone subsidiary audits required for regulatory filings.

(3)       The majority of the tax fees are related to tax compliance.

(4)              The Audit Committee of Just Energy has considered whether the magnitude and nature of these services is compatible with maintaining the independence of the external auditors and is satisfied that they are. All services provided by EY were pre-approved by the Audit Committee.

Say on Pay Advisory Vote

The Board has adopted a non-binding advisory vote relating to executive compensation to solicit feedback on our approach to executive compensation. Shareholders have the opportunity to vote “For” or “Against” the Company’s approach to executive compensation through the following advisory resolution:

“RESOLVED that, on an advisory basis and not to diminish the role or responsibilities of the board of directors, the shareholders accept the approach to executive compensation disclosed in the Information Circular and delivered in connection with the 2017 Annual General Meeting of Shareholders of the Corporation.”

The Board recommends a vote FOR approval of the advisory vote on executive compensation.

As this is an advisory vote, the results will not be binding on the Board. However, Just Energy’s Say on Pay Policy provides that if a significant proportion of the common shares represented in person or by proxy at the meeting are voted against the advisory resolution, the lead director of the board will oversee a process to seek to better understand opposing shareholders’ specific concerns. The compensation committee will consider the results of this process and, as it considers appropriate, will review the approach to executive compensation in the context of shareholders’ specific concerns and may take recommendations to the board for implementation by the compensation committee.

At Just Energy’s June 28, 2016 annual meeting 98.7% of the votes cast by shareholders approved, in an advisory, non-binding capacity, Just Energy’s approach to executive compensation.

If one of the designated directors or officers is your proxyholder and you have not given instructions on how to vote your Common Shares, he or she will vote “FOR” the approval of the advisory vote on executive compensation.

Other Business

Following the conclusion of the formal business to be conducted at the Meeting, we will present a report on Just Energy’s F2017 financial results and outlook, as well as invite questions and comments from Shareholders.

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As of the date of this Circular, management is not aware of any changes to the items listed above and does not expect any other business to be brought forward at the Meeting. If there are changes or new business, if you do not provide your proxyholder with instructions, your proxyholder can vote your Common Shares on these items as he or she sees fit.

CORPORATE GOVERNANCE PRACTICES

Just Energy is committed to maintaining high standards of corporate governance and continually assesses its governance practices against evolving policies, practices and legal requirements. Schedule A of this Circular contains a detailed description of our corporate governance practices in accordance with the rules and standards of the Canadian Securities Administrators, the Toronto Stock Exchange (“TSX”) and the New York Stock Exchange (“NYSE”).

The Board is responsible for the stewardship of the Company. Its role is to provide effective leadership and oversight of Just Energy. Just Energy has officers and employees responsible for the day-to-day management and conduct of the businesses of Just Energy and the implementation of the strategic plan and approved by the Board. Fundamentally, the Board seeks to ensure that the Company conducts its business with integrity and a view to creating sustainable and long-term value and profitable growth. Supported by its committees, the Board’s processes are designed to achieve an appropriate degree of independence from management; to monitor the risk management framework of the Company, including the integrity of its approaches to hedging the supply of natural gas, electricity and green products; to oversee succession planning; and to consider, approve and monitor the Company’s strategic, operating, capital and financial plans. The duties and responsibilities of the Board are set out in a written mandate of the Board which can be found attached to this Circular as Schedule B and on the Company’s website at www.justenergygroup.com.

To assist the Board with its fiduciary responsibilities, the Board is currently supported by the following four standing committees:

•   Audit Committee;

•   Risk Committee;

•   Compensation, Human Resources, Environmental and Health and Safety Committee; and

•   Nominating and Corporate Governance Committee.

The Board was also supported by a Finance Committee during Fiscal 2015 and Fiscal 2016. However, it was dissolved by the Board on February 8, 2017, as the Company had completed the refinancing of its significant maturing debt instruments.

Independent Majority

As indicated in the Circular and as required by applicable legislation and regulation including the NYSE listing standards, 6 of the 9 persons standing for election are independent. Accordingly, two-thirds of Just Energy’s directors are currently independent as defined by applicable stock exchange and securities legislation. All directors currently serving as members of the compensation committee, the risk committee and the audit committee, are independent. The board of directors has determined and declared that the relationship of John Brussa as a partner at a law firm which represents Just Energy in selected matters is not such as to impair his independent judgment as a director and accordingly, except for purposes of the audit committee and the compensation committee, he can be regarded as independent for purposes of the Board and all other Board committees.

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The following table illustrates the independence of the current directors, including the current composition of the committees of the Board:

Compensation,
Human
				Resources,	Nominating
				Environmental	and
				and Health	Corporate
	Independent	Audit	Risk	and Safety	Governance	Finance
Director	Y/N	Committee	Committee	Committee	Committee	Committee(1)

Ryan Barrington-Foote(2)	Y					Chair
John Brussa	Y
R. Scott Gahn	Y		Chair
H. Clark Hollands	Y	Chair
James Lewis	N
Rebecca MacDonald, Executive Chair	N
Deborah Merril	N
Brett Perlman	Y
George Sladoje(2)	Y			Chair
William F. Weld, Lead Director	Y				Chair

(1)           Dissolved by the Board on February 8, 2017.

(2)           Messrs. Barrington-Foote and Sladoje are not standing for re-election.

Board Rejuvenation and Diversity

The board of Just Energy approved a retirement policy for directors which, in effect, requires non-management directors to step down from the board on the earlier of: (a) 15 years of service from the date they were appointed or elected or starting from Just Energy’s April 2001 initial public offering and (b) attaining age 75. Special circumstances may exist or arise when it is in Just Energy’s best interests to waive the policy for up to maximum of three years based on a director’s contribution and expertise subject to solid annual performance assessments and shareholder approval. Mr. Sladoje is retiring from the board on June 27, 2017 pursuant to this policy. On May 18, 2016 the nominating and governance committee has determined that an exception should be made for Mr. Brussa for three years, due to his extensive contribution and expertise.

In addition, the board has adopted a policy to encourage greater board diversity and renewal. We consider diversity of gender, ethnicity, age, business experience, functional expertise, personal skills, stakeholder perspectives and geography as factors to consider in identifying new directors. To implement the board’s objective a total of three new independent directors were appointed to the Just Energy board in 2012 and 2013 and an additional five new directors, three of whom are independent, were appointed in 2015. Dallas Ross, a new nominee director, is currently standing for election.

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Skills Matrix

The following table identifies the areas where nominee directors have assessed themselves as expert or as having strong working knowledge. The Nominating and Governance Committee has reviewed the skills matrix and is satisfied that the Board has the appropriate combination of experience, skills and expertise to perform its duties and responsibilities.

Business
Structuring
	and		Risk						Sales and	Strategic
Director	M&A	Energy	Management	Compensation	Finance	Governance	Technology	Public Policy	Marketing	Planning

John Brussa
R. Scott Gahn
H. Clark Hollands
James Lewis
Rebecca MacDonald, Executive Chair
Deborah Merril
Brett Perlman
M. Dallas H. Ross
William F. Weld, Lead Director

Clawback Policy

On February 9, 2012 the board approved a Clawback Policy entitled “Recoupment Upon Restatement or Misstatement of Financial Results” which provides that if, in the opinion of the independent directors of the Board, Just Energy’s financial results are restated due in whole or in part to intentional fraud or misconduct by one or more of Just Energy’s executive officers the independent directors have the discretion to use their best efforts to remedy the fraud or misconduct and prevent its recurrence. Just Energy’s independent directors may, based upon the facts and circumstances surrounding the restatement, direct that Just Energy recover all or a portion of any bonus or incentive compensation paid, or cancel all, or part of, the stock-based awards granted, to an executive officer. The remedies that may be sought by the independent directors are subject to a number of conditions, including, that: (i) the bonus or incentive compensation to be recouped was based on the achievement of objective financial or other similar criteria or factors as provided for in the executive officer’s employment contract and was calculated based upon the financial results that were restated, (ii) the executive officer in question engaged in the intentional misconduct, (iii) the bonus or incentive compensation calculated or to be calculated under the restated financial results is less than the amount actually paid or awarded or to be paid or awarded, and (iv) no remedy, action or proceeding for the recovery of any amount from an executive officer that is provided for in the policy may be commenced after a period of three years from the date such executive’s employment is terminated for whatever reason.

Directors to be Elected on an Individual Basis

As a corporate governance initiative, the nominee directors are being elected on an individual, as opposed to a slate, basis. The board of Just Energy has adopted a policy which requires that any nominee for director who receives a greater number of votes “withheld” than votes “for” his or her election as a director shall submit his or her resignation to the nominating and governance committee for consideration promptly following the

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meeting. The nominating and governance committee shall consider the resignation and shall recommend to the board of Just Energy whether to accept it. The board will consider the recommendation and determine whether to accept it within 90 days of the meeting and a news release will be issued by Just Energy announcing the board’s determination. A director who tenders his or her resignation will not participate in any meetings to consider whether the resignation shall be accepted.

Women on Boards

To address National Instrument 58-101 entitled “Disclosure of Corporate Governance Practices”, the board of Just Energy amended its policy on Board Diversity and Renewal to include as a guideline and target that at a minimum, one third of Just Energy’s directors should, within a reasonable period of time, be women. At present, 20% of Board are women, an increase from 11% in 2014/2015. After the June 27, 2017 annual meeting, 22% of the Board will be comprised of women, if all of the nominees are elected.

Board Overboarding

On February 10, 2016, the directors of Just Energy unanimously approved amending Just Energy’s “Board Overboarding” to be consistent with International Shareholders Services’ and Glass Lewis’ revised policies coming into force in 2017. The revised guideline provides that as a principle of good corporate governance, (i) non-management directors of Just Energy should not serve on the boards of more than four publicly listed companies; and (ii) management directors shall not serve on the board of more than two publicly listed companies. The nominating and governance committee, after a consideration of all the circumstances, may determine annually, prior to the election of directors, to waive the guideline for persons who in exceptional circumstances with unique experience and expertise, should not be constrained from serving on the board, provided that such a director maintains an attendance record of at least 80% of all board and Committee meetings. The nominating and governance committee has determined that the guidelines should not apply to John Brussa due to his expertise and extensive contribution.

Anti-Hedging Policy

On August 10, 2016, the Board adopted an Anti-Hedging Policy for Just Energy. Under the policy, no Director, officer or senior employee of Just Energy may purchase financial instruments, including prepaid variable forward contracts, instruments for the short sale or purchase or sale of call or put options, equity swaps, collars, or units of exchangeable funds that are based on fluctuations of the Company’s debt or equity instruments and that are designed to or that may reasonably be expected to have the effect of hedging or offsetting a decrease in the market value of any securities of the Company. Such transactions, while allowing the holder to own the Company’s securities without the full risks and rewards of ownership, potentially separate the holder’s interests from those of other stakeholders and, particularly in the case of equity securities, from the public shareholders of the Company. The objective of this Policy is therefore to prohibit those subject to it from directly or indirectly engaging in hedging against future declines in the market value of any securities of the Company through the purchase of financial instruments designed to offset such risk and thereby maintaining alignment with the other stakeholders of the Company.

Director Orientation and Continuing Education

The Board has approved, as a corporate governance initiative, a policy to formalize its approach to a comprehensive orientation plan for new directors and a policy to encourage directors to participate in continuing education. The intent of the policies is to ensure that: (i) new directors, whether appointed to fill a vacancy on the Board or to be elected at an annual meeting, be required to participate in a comprehensive orientation program to familiarize them with Just Energy’s business, board policies and committee structure, their fiduciary duties and responsibilities as directors and the contribution they are expected to make to the deliberations of the Board and Board committees, and (ii) a program is in place to ensure all directors will have access to education and information on an ongoing basis, both internal and external, pertaining to matters in

12  |

(i) above and to board effectiveness, the best practices associated with successful boards, briefings on strategy, succession planning and risk, so as to enable them to carry out their duties and responsibilities as outlined in the Just Energy board mandate and the mandate for individual directors both of which are published on Just Energy’s website www.justenergygroup.com. Mr. Perlman obtained certification as a Governance Fellow from the National Association of Corporate Directors in recognition of his commitment to ongoing professional development and training as a corporate director. Each of Messrs. Perlman and Sladoje has attended conferences on director education at Just Energy’s expense hosted by the NACD in Houston, Washington, Atlanta and Chicago.

Share Ownership

The board has a current policy that requires non-management directors to receive fifteen percent of their annual base retainer in director deferred share grants (“DSGs”) or common shares and requires directors to own a minimum of two times the value of their annual base retainer of $125,000 ($250,000) in common shares and DSGs within five years of their appointment or election to the board. Fees are not paid to directors who are members of executive management. Messrs. Gahn, Hollands, Perlman and Weld are not currently compliant, however each of Messrs. Gahn, Hollands and Perlman have 5 years from the date of their appointment or election to the Board to become compliant. Mr. Weld has committed to be compliant by June 2018. If appointed, Mr. Ross will have 5 years to comply.

For a comprehensive review of Just Energy’s Corporate Governance practices pursuant to National Instrument 58-101F1, see Schedule A of this Circular.

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DIRECTORS

The Board recommends a vote FOR each of the nominees listed below.

The following pages set out information for each of the persons proposed to be nominated for election as a director, including biographical summaries, independence, share and DSG ownership held as at March 31, 2017. Additional information is provided regarding Board and Committee meeting attendance in F2017, voting results of the 2015 and 2016 Annual and Special General Meetings and other public company boards. There are no interlocking directorships.

JOHN A. BRUSSA

Age 60

Calgary, Alberta, Canada

Director since: April 2001

Independent

Areas of Expertise:

•               Business Structuring and M&A

•               Energy

•               Risk Management

•               Compensation

•               Finance

•               Governance

•               Public Policy

•               Strategic Planning

Mr. Brussa is a lawyer and public company director and has been a director of Just Energy since 2001 and currently serves on one Board committee. He is the Chairman of the law firm Burnet, Duckworth & Palmer LLP where he specializes in taxation and energy law with a special expertise relating to businesses in the energy sector. Mr. Brussa serves as a director on other public boards and committees, particularly in the oil and natural gas sectors. He serves as a member of the risk committee on other public company boards and accordingly brings considerable experience as a member of Just Energy’s risk and governance committees. It is the view of other members of the Just Energy board that his experience and knowledge in these energy sectors and his regular participation at board and committee meetings adds significant value to the board of Just Energy.

Voting Results			Board and Committee Memberships		Attendance
Year	For	Withheld	Board of Directors		9/9
2016	78.1%	21.94%	Risk		4/4
2015	89.5%	10.5%	Nominating and Corporate Governance		4/4
			Finance		2/2

			Overall Attendance		19/19

Other Public Board Directorships and Committees(4)
Baytex Energy Corp. (Reserves and Governance)			Storm Resources Ltd. (Compensation, Nomination and Governance)
Cardinal Energy Ltd. (Governance and Compensation)			TORC Oil & Gas Ltd. (Compensation)
Crew Energy Inc. (Governance, Compensation and Reserves)			Leucrotta Exploration Inc. (Compensation and Governance)

Securities Held as at March 31, 2017(1)				Value as at March 31, 2017(2)
Common Shares			82,000	$684,700
DSGs			36,165	$301,978
Total:			118,165	$986,678

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R. SCOTT GAHN

Age 53

Houston, Texas, USA

Director since: December 2013

Independent

Areas of Expertise:

•               Business Structuring and M&A

•               Energy

•               Risk Management

•               Compensation

•               Finance

•               Technology

•               Public Policy

•               Sales and Marketing

•               Strategic Planning

Mr. Gahn, formerly Executive Vice President and Chief Operating Officer of Just Energy until June 2011 was appointed to the board on December 17, 2013. Mr. Gahn is currently the President of Gulf Coast Security Services, Inc., a Houston-based security firm. Mr. Gahn has a long history in the deregulated energy industry having served on the Texas ERCOT board from 2005 to 2008 and having been involved in the sale of deregulated and regulated electricity and natural gas for 28 years. He was one of the founding shareholders and Chief Executive Officer of Just Energy Texas L. P. which was purchased by the Company in 2007, and in that capacity was responsible for North American Wholesale energy supply operations and business developments.

Voting Results			Board and Committee Memberships		Attendance
Year	For	Withheld	Board of Directors		9/9
2016	99.3%	0.3%	Audit		6/6
2015	94.8%	5.2%	Risk (Chair)		4/4
			Compensation, Human Resources
			Environmental and Health and Safety		4/4

			Overall Attendance		23/23

Other Public Board Directorships and Committees
None

Securities Held as at March 31, 2017(1)				Value as at March 31, 2017(2)
Common Shares			12,000	$100,200
DSGs			9,932	$82,933
Total:			21,932	$183,133

H. CLARK HOLLANDS

Age 64

Vancouver, British Columbia,

Canada

Director since: June 2015

Independent

Areas of Expertise:

•               Business Structuring and M&A

•               Risk Management

•               Finance

•               Governance

•               Public Policy

•               Strategic Planning

Mr. Hollands is a chartered accountant. He obtained his B. Comm from the University of British Columbia in 1975, his CA designation in 1977 and his FCA designation in 2008. He spent 25 years of his professional career as an international tax partner with KPMG in Vancouver advising many significant Canadian based multi-national groups and large public companies on their international tax arrangements. Mr. Hollands left private practice in 2008 to devote most of his time to a variety of business and investment interests in which he is a partner and to devote more time to his family and several charitable foundations including the Jim Pattison Foundation. He also serves as a director and advisor to several other large Canadian based private foundations. Mr. Hollands’ broad background and experience in finance, accounting, business and taxation will significantly contribute, on behalf of all shareholders, to the deliberations of the Just Energy board of directors and the committees on which he will serve.

Voting Results			Board and Committee Memberships		Attendance
Year	For	Withheld	Board of Directors		9/9
2016	99.7%	0.3%	Audit (Chair)		6/6
2015	99.1%	0.9%	Nominating and Corporate Governance		4/4
			Finance (Chair)		2/2

			Overall Attendance		21/21

Other Public Board Directorships and Committees
Royalty North Partners Ltd. (Audit)

Securities Held as at March 31, 2017(1)				Value as at March 31, 2017(2)
Common Shares			25,000	$208,750
DSGs			4,358	$36,390
Total:			29,358	$245,140

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JAMES LEWIS

Age 45

Houston, Texas, USA

Director since: June 2015

Not Independent

Areas of Expertise:

•               Business Structuring and M&A

•               Energy

•               Risk Management

•               Compensation

•               Finance

•               Technology

•               Sales and Marketing

•               Strategic Planning

Mr. Lewis has been a senior executive of Just Energy since 2007. James Lewis brings to his position as Co-President and Co-Chief Executive Officer of Just Energy more than 17 years of experience in the retail energy industry. Before assuming his latest role, Mr. Lewis served as Chief Operating Officer for the Company with accountability for corporate- wide strategic planning, policy and program development. Prior to this role, he led Just Energy’s North Eastern U.S. residential and small business division with accountability for all aspects of the residential business including customer service, operations and sales. Mr. Lewis also served as Senior Vice President for all of Just Energy’s North American operations, which include a range of business functions from contract fulfillment and revenue assurance to customer retention and renewals. Before joining Just Energy, Mr. Lewis led the Risk Management, Structuring, and Trading portfolios for a large U.S.-based energy company, as well as Information Management and Internal Audit functions for a large multi-national corporation. Mr. Lewis earned a Bachelor and Master’s degree of Engineering from the Stevens Institute of Technology in New Jersey, as well as a Masters of Business Administration degree from New York University.

Voting Results			Board and Committee Memberships		Attendance
Year	For	Withheld	Board of Directors		9/9
2016	99.4%	0.6%
2015	98.9%	1.1%

			Overall Attendance		9/9

Other Public Board Directorships and Committees
None

Securities Held as at March 31, 2017(1)				Value as at March 31, 2017(2)
Common Shares			366,119	$3,057,093
RSGs			490,386	$4,094,723
Total:			856,505	$7,151,817

REBECCA MACDONALD

Age 63

Toronto, Ontario, Canada

Director since: April 2001

Not Independent

Areas of Expertise:

•               Business Structuring and M&A

•               Energy

•               Risk Management

•               Compensation

•               Finance

•               Governance

•               Public Policy

•               Sales and Marketing

•               Strategic Planning

Ms. MacDonald was the principal founder of Just Energy and has been a director since 2001. She has been engaged in the deregulation of natural gas for over 24 years. Before forming Just Energy in 1997 she was the president of EMI, another successful energy marketing company. She became an officer of Just Energy in January 2000 and previously served as Chief Executive Officer. For the past nine years she has been Just Energy’s Executive Chair. She is a past director of the Canadian Arthritis Foundation and is actively involved in a number of other charities. She founded the Rebecca MacDonald Centre for Arthritis Research at Toronto’s Mount Sinai Hospital. Ms. MacDonald was named Canada’s top woman CEO for 2003, 2004, 2005, 2006 and 2007 by Profit Magazine. Ms. MacDonald was also named Ontario Entrepreneur of the Year by Ernst & Young in 2003. On April 3, 2009 she received the International Horatio Alger Award – Canada. In 2012, she was elected to the board of Canadian Pacific Railways Limited in 2012.

Voting Results			Board and Committee Memberships		Attendance
Year	For	Withheld	Board of Directors		9/9
2016	97.5%	2.5%
2015	97.4%	2.6%

			Overall Attendance		9/9

Other Public Board Directorships and Committees
Canadian Pacific Railway Company
(Governance and Compensation)

Securities Held as at March 31, 2017(1)				Value as at March 31, 2017(2)
Common Shares			6,073,573	$50,714,334
RSGs/PBGs			942,848	$7,872,781
Total:			7,016,421	$58,587,116

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DEBORAH MERRIL

Age 46

Houston, Texas, USA

Director since: June 2015

Not Independent

Areas of Expertise:

•               Business Structuring and M&A

•               Energy

•               Risk Management

•               Compensation

•               Finance

•               Technology

•               Sales and Marketing

•               Strategic Planning

Deborah Merril has been an officer of Just Energy since 2007. With close to 20 years of experience in the retail energy industry, Deborah Merril was appointed to her current role of Co-President and Co-Chief Executive Officer of Just Energy in April, 2014. Prior to her current role, Ms. Merril led the Company’s commercial business as President of Hudson Energy. Earlier leadership functions include her role as a founding partner and Vice President of Marketing from 2002 to 2007 of Just Energy LP when it was purchased by Just Energy. Previous industry experience includes accountability in several business portfolios ranging from operations, to physical and financial risk management, and deal structuring at Enron Energy Services. Ms. Merril gained a Bachelor of Arts degree in Economics at the College of Wooster in Ohio, and earned her Master’s degree in Business Administration (MBA) at Texas A&M University.

Voting Results			Board and Committee Memberships		Attendance
Year	For	Withheld	Board of Directors		9/9
2016	99.2%	0.8%
2015	98.8%	1.2%	Overall Attendance		9/9

Other Public Board Directorships and Committees
None

Securities Held as at March 31, 2017(1)				Value as at March 31, 2017(2)
Common Shares			298,397	$2,491,614
RSGs/PBGs			488,793	$4,081,421
Total:			787,190	$6,573,036

BRETT A. PERLMAN

Age 58

Houston, Texas, USA

Director since: June 2013

Independent

Areas of Expertise:

•               Business Structuring and M&A

•               Energy

•               Risk Management

•               Compensation

•               Finance

•               Technology

•               Public Policy

•               Strategic Planning

Mr. Perlman is the President of Vector Consultants, LLC of Houston, Texas, a consulting practice which specializes in business strategy, strategic marketing and mergers and acquisitions in the electric utility industry. He’s currently a Fellow in the Advanced Leadership Initiative at Harvard University, where he is focusing on building coalitions to address the challenge of climate change. Mr. Perlman previously served as a Commissioner of the Public Utility Commission of Texas (1999-2003) and led the market design and implementation that resulted in the successful restructuring of the Texas wholesale and retail electric utility market. Previous to his public service, he was a consultant with McKinsey and Company (1993-1999) and has practiced law with major firms in Houston and Washington, D.C. He holds advanced degrees in public policy from Harvard University and in law from the University of Texas and was a Phi Beta Kappa graduate of Northwestern University. He has previously served as a director and as an independent strategic advisor to both public and private equity-based companies. Mr. Perlman recently obtained certification as a Governance Fellow from the National Association of Corporate Directors (NACD) in recognition of his commitment to ongoing professional development and training as a Corporate Director and over the past year has attended NACD meetings in Houston, Atlanta and Washington.

Voting Results			Board and Committee Memberships		Attendance
Year	For	Withheld	Board of Directors		9/9
2016	99.6%	0.4%	Audit		4/4
2015	98.6%	1.4%	Risk		4/4
			Compensation, Human Resources
			Environmental and Health and Safety		4/4
			Nominating and Corporate Governance

			Overall Attendance		21/21

Other Public Board Directorships and Committees
None

Securities Held as at March 31, 2016(1)				Value as at March 31, 2016(2)
Common Shares			7,500	$62,625
DSGs			11,314	$94,472
Total:			18,814	$157,097

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M. DALLAS H. ROSS

Age 60

Vancouver, B.C.

Independent

Areas of Expertise:

•               Business Structuring and M&A

•               Risk Management

•               Compensation

•               Finance

•               Governance

•               Sales and Marketing

•               Strategic Planning

Mr. Ross is a General Partner and Founder of Kinetic Capital Partners in Vancouver, BC whose equity capital and strategic attention is focused on controlling positions in several private companies in the United States with substantial value creation underway. Mr. Ross is Chair or Senior Director of those private companies. Mr. Ross currently also serves on public company boards: he is Chair of Rogers Sugar; and a Director of Westshore Terminals. Previously he was a Director of Catalyst Paper brought in to assist with its financial restructuring and was Chair of its Strategic Alternatives Committee and previously was a Director of Futureshop.com. Mr. Ross was on the Board, Chair of the Campus Task Force and on the Executive Committee of Crofton House School for its substantial campus rebuild. Prior to Kinetic Capital Partners, Mr. Ross was Managing Director Investment Banking in Vancouver and Managing Director Mergers and Acquisitions in Toronto with ScotiaMcLeod. Before that Mr. Ross had qualified as a Chartered Accountant.

Other Public Board Directorships and Committees
Rogers Sugar Ltd. (Chair of the Board;	Westshore Terminals Investment
Chair of Strategic Initiatives Committee;	Corporation
Chair of HR Committee).

Securities Held as at March 31, 2016(1)	Value as at March 31, 2016(2)
Common Shares	NIL	NIL
RSGs/PBGs	NIL	NIL
Total:	NIL	NIL

WILLIAM F. WELD

Age 71

Cambridge, Massachusetts, USA

Director since: April 2012

Independent

Areas of Expertise:

•               Business Structuring and M&A

•               Risk Management

•               Compensation

•               Finance

•               Governance

•               Public Policy

•               Strategic Planning

Mr. Weld currently practices with the law firm of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., in Boston and New York where he specializes in government strategies, corporate governance and compliance and international business best practices. He also served as Senior Advisor to the Chair of Ivanhoe Capital Corporation, a private holding company headquartered in British Columbia. Mr. Weld has a very distinguished career in government and business. During the 1990’s, Mr. Weld served two terms as Governor of Massachusetts, being elected in 1990 and re-elected in 1994. He served as national co-chair of the Privatization Council and led business and trade missions to many counties in Asia, Europe, Latin America and Africa. He has served as a director of other public companies and is an active member of the United States Council on Foreign Relations. Prior to his election as Governor, Mr. Weld was a federal prosecutor for seven years, serving as the Assistant U.S. Attorney General in charge of the Criminal Division of the Justice Department in Washington, D.C. and the U.S. Attorney for Massachusetts during the Reagan administration. He was also a commercial litigator in Boston and Washington.

Voting Results			Board and Committee Memberships		Attendance
Year	For	Withheld	Board of Directors		9/9
2016	99.6%	0.4%	Nominating and Corporate Governance (Chair)		4/4
2015	98.9%	1.1%	Compensation, Human Resources
			Environmental and Health and Safety		6/6
			Finance		2/2

			Overall Attendance		21/21

Other Public Board Directorships and Committees
Straight Path Communications Inc.
(Governance, Audit, Compensation)

Securities Held as at March 31, 2017(1)			Value as at March 31, 2017(2)
Common Shares			NIL	NIL
DSGs			14,497	$121,050
Total:			14,497	$121,050

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Notes:

(1)              Pursuant to the Directors Compensation Plan, Mr. Gahn has until December 2018 to meet the ownership requirements; Mr. Hollands has until June 2020 to meet the ownership requirements; Mr. Perlman has until June 2018 to meet the ownership requirements. If Mr. Ross is elected, he will have until June 2022 to meet the ownership requirements; Mr. Weld has committed to meet the ownership requirement by June 2018. Mr. Brussa, Mr. Lewis, Ms. MacDonald and Ms. Merril all meet the ownership requirements for Directors.

(2)              Based on the closing price of $8.35 as of March 31, 2017 of the Common Shares listed on the TSX.

(3)              On February 10, 2016, the directors of Just Energy unanimously approved amending Just Energy’s “Board Overloading” to be consistent with International Shareholders Services’ and Glass Lewis’ revised policies coming into force in 2017. The revised guideline provides that as a principle of good corporate governance, (i) non-management directors of Just Energy should not serve on the boards of more than four publicly listed companies; and (ii) management directors shall not serve on the board of more than two publicly listed companies. The nominating and governance committee, after a consideration of all the circumstances, may determine annually, prior to the election of directors, to waive the guideline for persons who in exceptional circumstances with unique experience and expertise, should not be constrained from serving on the board, provided that such a director maintains an attendance record of at least 80% of all board and Committee meetings. The nominating and governance committee has determined that the guidelines should not apply to John Brussa due to his expertise and extensive experience in the energy industry.

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Meeting Attendance

We expect directors to make every reasonable effort to attend all meetings of the Board and Committees of which they are members and the annual meeting of Shareholders. Directors may participate by teleconference if they cannot attend in person. The table below summarizes the number of Board and Committee meetings attended by each director during fiscal 2017. The directors’ attendance records are also included in the director profiles under “Directors” beginning on page 14. The independent directors also meet separately, in camera, without management present at the end of each board and committee meeting and at the annual strategy session.

				Compensation,
				Human
				Resources,	Nominating		Total
				Environmental	and		Board and
				Health	Corporate		Committee
Director	Board	Audit	Risk	and Safety	Governance	Finance(1)	Meetings

Ryan Barrington-Foote(2)	9/9	–	3/4	–	3/4	2/2	17/19
	100%		75%		75%	100%	89%
John Brussa	9/9	–	4/4	–	4/4	2/2	19/19
	100%		100%		100%	100%	100%
R. Scott Gahn	9/9	6/6	4/4	4/4(4)	–	–	23/23
	100%	100%	100%	100%			100%
H. Clark Hollands	9/9	6/6	–	–	4/4	2/2	21/21
	100%	100%			100%	100%	100%
James Lewis	9/9	–	–	–	–	–	9/9
	100%						100%
Rebecca MacDonald	9/9	–	–	–	–	–	9/9
	100%						100%
Deborah Merril	8/9	–	–	–	–	–	8/9
	89%						89%
Brett Perlman	9/9	4/4(4)	4/4	4/4	–	–	21/21
	100%	100%	100%	100%			100%
George Sladoje(2)	8/9	6/6	–	6/6	–	–	20/21
	89%	100%		100%			95%
William F. Weld	9/9	–	–	6/6	4/4	2/2	21/21
	100%			100%	100%	100%	100%

David Wagstaff(3)	2/3	2/2	–	–	–	2/2	6/7
	67%	100%				100%	85%
Total:							97%

Notes:

(1)              The Finance Committee was dissolved by the Board on February 8, 2017.

(2)              Messrs. Barrington-Foote and Sladoje are not standing for re-election.

(3)              Mr. Wagstaff was not nominated for re-election in May 2016.

(4)              Became member of the Committee on June 28, 2016.

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DIRECTOR COMPENSATION

Our approach to compensation for non-management directors is intended to achieve the following goals:

•          Attract and retain highly qualified individuals with the capability to meet the responsibilities of Board members, which recognizes the increasing responsibilities, time commitments and accountability of Board members;

•          Ensure the long-term interests of directors and shareholders are aligned; and

•          Appropriately reflect the risks and complexity of our business.

Director Compensation Structure

The Compensation Committee periodically reviews director compensation to ensure that it is reasonable in the context of the time required from directors to achieve the objectives noted above.

Annual Retainer

Non-management directors receive an annual retainer of $125,000 in the currency of the country of their residency in four installments following the end of each quarter of service as a Board member. At least 15% of their annual retainer must be in the form of DSGs. There are no additional meeting fees for our directors.

Additional Retainers for Certain Directors

Certain directors receive additional retainers that are paid quarterly in cash:

•          Lead Director: The Lead Director receives an additional $25,000 annually due to the broad responsibilities of this position.

•          Audit Committee Chair: The Audit Committee Chair receives an additional $25,000 due to the workload and broad responsibilities of the committee.

•          Other Committee Chairs: Other Committee Chairs receive an additional $5,000 annually due to the workload and responsibilities of these committees.

Deferred Share Grants (DSGs)

Each DSG is exchangeable for one common share and is fully vested upon grant. However, DSGs may not be exchanged for common shares until the earlier of: (i) three years from the grant date, (ii) the day such director ceases to be a director of Just Energy and (iii) a change of control, providing that no common shares may be issued in exchange for DSGs after the expiry of 15 years from the Grant Date. For more information on DSGs, please refer ‘‘Directors Compensation Plan’’ on page 39 of this Circular.

No Other Compensation

Non-executive directors do not receive any cash incentive compensation or pension benefits. Directors who are officers of the Company, namely Ms. MacDonald, Ms. Merril and Mr. Lewis, do not receive any compensation for their services as directors.

Equity Ownership Requirement

Each non-executive director is required to own a number of Shares and/or DSGs such that the value thereof at the commencement of each financial year of the Corporation shall equal at least two times the value of the Base Retainer received by such Director for the financial year of the Corporation. New Directors have five years from the date of their appointment or election to become compliant with the equity holding requirement.

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Director Compensation Table

The following table indicates the compensation paid by Just Energy to its outside directors for the fiscal year ended March 31, 2017. The three management directors, Rebecca MacDonald, Deborah Merril and James Lewis, did not receive any fees or benefits for serving as directors. All cash amounts payable to Messrs. Gahn, Perlman, Sladoje and Weld are payable in U.S. dollars and for purposes of the Table and notes below, unless otherwise indicated, have been converted to Canadian dollars at an exchange rate of 1.3126.

		Retainer(1)
	Cash	Committee		Option
	Retainer	Chair	Share Based	Based	All Other
Name of Director	Earned	Retainer	Awards(2)	Awards(3)	Compensation(4)	Total(5)

Ryan Barrington-Foote(6)	106,250	1,250	18,750	NIL	NIL	126,250
John Brussa	85,000	NIL	40,000	NIL	NIL	125,000
R. Scott Gahn	139,464	6,563	24,611	NIL	NIL	170,638
H. Clark Hollands	106,250	20,000	18,750	NIL	NIL	145,000
Brett Perlman	139,464	NIL	24,611	NIL	NIL	164,075
George Sladoje(6)	139,464	6,563	24,611	NIL	NIL	170,638

David Wagstaff(7)	26,563	NIL	4,688	NIL	NIL	32,251
William F. Weld	139,464	39,378	24,611	NIL	NIL	203,453

Notes:

(1)              Amount reflects the cash portion of Base Retainer earned by each director. The annual base retainer for each outside director is $125,000. In addition, the chair of the audit committee receives an additional annual fee of $25,000 for serving as chair. The chair of each of the other committees receives an additional annual fee of $5,000. The lead director receives an additional annual fee of $25,000 to reflect his role as lead director. All fees are payable quarterly in arrears.

(2)              Non-management directors are required to receive a minimum of fifteen percent of their annual base retainer in DSGs and/or common shares and may elect to take all or a portion of the balance of their base retainer and chair (including lead director) fees in DSGs and/or common shares, in each case, pursuant to the Just Energy DSG Plan described in detail on page 39 of this circular. At March 31, 2017, the non-management directors owned a total of 76,266 DSGs and 126,500 common shares. The price used to determine the number of DSGs and/or common shares granted to directors pursuant to the Just Energy DSG Plan was: $7.96, for the quarter ended June 30, 2016; $6.82, for the quarter ended September 30, 2016; $7.20, for the quarter ended December 31, 2016 and $8.20 for the quarter ended March 31, 2017 based on the weighted average trading price of common shares on the TSX for the 10 trading days preceding each quarter end of Just Energy.

(3)              On February 6, 2009, the board of directors adopted as a policy of Just Energy that no further options be granted to directors. All outstanding options previously granted to directors have expired. See ‘‘Share Option Plan’’.

(4)              There are no non-equity incentive plans, pension plans or other similar arrangements for non-management directors.

(5)              Just Energy has issued indemnities to each of its directors and officers as permitted under applicable corporate legislation and has purchased a directors’ and officers’ liability insurance policy for the directors and officers of all direct and indirect subsidiaries. The annual insurance coverage under the policy is limited to US$70 million (per claim and in the aggregate each policy year) at an annual premium of US$544,477 inclusive of tax for the year ending March 31, 2017. Just Energy does not maintain any programs pursuant to which it makes donations to charitable institutions in a director’s name.

(6)              Messrs. Barrington-Foote and Sladoje are not standing for re-election.

(7)              Mr. Wagstaff was not nominated for re-election in June 2016.

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Options and Common Share Based Awards – Outside Directors

No directors had outstanding options as at March 31, 2017. The following table provides information with respect to all unvested share-based awards and all option awards held by the non-executive directors of Just Energy at March 31, 2017.

		Option-based Awards			Share-based Awards
	Number of	Option		Value of		Market or
	Common	exercise		unexercised	Number	pay out
	Shares	price		in	of DSGs	value of DSGs
	underlying	per	Option	the money	that have	that have
	unexercised	Share	expiration	options	not vested(1)	not vested(2)
Name of Director	options	$	date	$	#	$
Ryan Barrington-Foote(3)	NIL	N/A	N/A	N/A	4,358	36,389
John Brussa	NIL	N/A	N/A	N/A	16,936	141,416
R. Scott Gahn	NIL	N/A	N/A	N/A	9,932	82,932
H. Clark Hollands	NIL	N/A	N/A	N/A	4,358	36,389
Brett Perlman	NIL	N/A	N/A	N/A	9,785	81,705
George Sladoje(3)	NIL	N/A	N/A	N/A	10,099	84,327
William F. Weld	NIL	N/A	N/A	N/A	10,423	87,032

David Wagstaff(4)	NIL	N/A	N/A	N/A	NIL	NIL

Notes:

(1)              Non-management directors are required to receive a minimum of fifteen percent of their annual base retainer in DSGs and/or common shares and may elect to take all or a portion of the balance of their base retainer and chair (including lead director) fees in DSGs and/or common shares, in each case, pursuant to the Just Energy DSG Plan described in detail on page 39 of this circular. DSGs may not be exchanged for common shares and common shares may not be issued and released to directors until the earlier of: (i) three years from the Grant Date, (ii) the day such director ceases to be a director of Just Energy and (iii) a change of control, providing that no common shares may be issued in exchange for DSGs after the expiry of 15 years from the Grant Date.

(2)              Market value was determined based upon the closing price of the common shares on the TSX on March 31, 2017 of $8.35.

(3)              Messrs. Barrington-Foote and Sladoje are not standing for re-election. All of his DSGs their respective DSGs will vest on June 27, 2017.

(4)              Mr. Wagstaff was not nominated for re-election in June 2016. All of their DSGs vested on June 28, 2016.

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Director Incentive Plan Awards – Value Vested or Earned During the Year

The following table provides information with respect to all incentive plan awards for the non-executive directors for the year ended March 31, 2017.

		DSG and Common Share	Non-equity incentive
	Option based awards –	based awards –	plan compensation –
	value vested	value vested	value earned
	during the year	during the year(1)	during the year
Name of Director	$	$	$

Ryan Barrington-Foote(2)	NIL	NIL	NIL
John Brussa	NIL	33,868	NIL
R. Scott Gahn	NIL	3,532	NIL
H. Clark Hollands	NIL	NIL	NIL
Brett Perlman	NIL	13,126	NIL
George Sladoje(2)	NIL	18,637	NIL
William F. Weld	NIL	19,790	NIL

David Wagstaff(3)	NIL	38,771(3)	NIL

Notes:

(1)                Based upon the closing price of common shares on the TSX on March 31, 2017 of $8.35.

(2)                Messrs. Barrington-Foote and Sladoje are not standing for re-election. All of their respective DSGs will vest on June 27, 2017.

(3)                Mr. Wagstaff was not nominated for re-election in May 2016 and the value is based on the closing price of common shares on the TSX on June 28, 2016 of $7.82.

COMPENSATION DISCUSSION AND ANALYSIS

The following is a discussion of the compensation arrangements for the Co-Presidents and Co-Chief Executive Officers, the Chief Financial Officer and the three other most highly-compensated executive officers of the Company and its businesses acting in such capacity as at the end of the most recently completed financial year (each a ‘‘Named Executive Officer’’ or ‘‘NEO’’). For the period ended March 31, 2017, the Company had the following six NEOs:

•	Rebecca MacDonald	Executive Chair
•	James Lewis	Co-President and Co- Chief Executive Officer
•	Deborah Merril	Co-President and Co-Chief Executive Officer
•	Patrick McCullough	Chief Financial Officer
•	Krishnan Kasiviswanathan	Chief Commercial Officer
•	Morgan Smith	Chief Sales Officer

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Compensation Principles and Philosophy

Just Energy is committed to transparency in communicating with investors, customers, regulators and the public. This commitment extends to the decisions we make about compensation. Shareholders are entitled to a clear understanding of executive compensation and the considerations that drive our decision-making process each year.

Our compensation philosophy is designed to support the creation of long-term value for our shareholders. The core principles of Just Energy’s approach to compensation can be summarized as follows:

•          Provide market competitive compensation designed to attract, motivate and retain highly qualified and top-performing executives.

•          Reinforce shareholder alignment by including a significant portion of variable (at risk) and equity based compensation and requiring certain executives to meet significant share-ownership guidelines.

The Compensation Committee

The compensation, human resources, environmental, health and safety committee (the ‘‘Compensation Committee’’) has, with the Board of Just Energy, responsibility for executive compensation. The Compensation Committee consists of four independent directors: Messrs. Sladoje (Chair), Gahn, Perlman and Weld. The duties and responsibilities of the Compensation Committee are described in the Compensation Committee mandate included at Schedule C, which includes the authority to retain compensation consultants. Each NEO’s performance and related salary level, annual short term discretionary performance bonuses, long term targeted incentive bonuses, the use of RSGs/PBGs and minimum common share ownership requirements, are reviewed annually by the Compensation Committee in conjunction with the executive chair and the Co-Presidents and Co-CEOs of Just Energy. All NEO compensation packages are subject to the approval of the Compensation Committee and the board. While compensation consultants were retained in each of the years 2015, 2016 and 2017, the compensation decisions with respect to the NEOs are the exclusive responsibility of the Compensation Committee and the Board.

Our Approach to Executive Compensation

Just Energy’s compensation package for senior employees of the Company, including the NEOs, consists of a base salary and benefits, annual short-term bonus and long-term incentive programs. The Company provides a significant proportion of variable (‘‘at risk’’) compensation through its short-term and long-term incentive programs, including a significant portion of compensation being in the form of RSGs, PBGs and LTR-RSGs designed to attract and retain key executives, align compensation with the Company’s risk profile and focus senior executives attention on creating long-term, sustainable value for Shareholders.

For F2017, the average NEO compensation was approximately 57% variable (or ‘‘at risk’’), with all 57% paid in share-based awards.

NEO ‘‘Pay at Risk’’

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Compensation Elements

The following table summarizes the elements of Just Energy’s executive compensation:

Performance
Compensation Elements(1)	Components	Form	/Vesting Period	Objectives

Base Salary	Fixed	Cash	1 year	• Attraction and retention • Provide fixed level of income
Short Term Incentive Bonus	Variable	Cash Bonus	1 year	• Reward contribution to overall Company performance in the past year • Motivate to meet annual corporate and individual goals • Attraction and retention
Long Term Incentive Bonus	Variable	RSGs/PBGs	3 years	• Management and Shareholder Alignment • Motivate to create longer term Company value • Attraction and retention.
Long Term Retention Bonus(2)	Variable	LTR-RSGs	5 years	• Management and Shareholder Alignment • Motivate to create longer term shareholder value • Attraction and retention
Benefits	Other	Health, dental, life insurance, profit sharing, etc.	Ongoing	• Provide market competitive benefits • Attraction and retention

Notes:

(1)                      While options are available to the compensation committee to provide a longer-term incentive for executives to enhance shareholder value, options have not been used as a component of NEO compensation in the past six years and, in the view of the compensation committee, options are not likely to be used for the foreseeable future as a component of NEO compensation.

(2)                      Granted to Executive Chair, Co-Chief Executive Officers and Chief Financial Officer in 2014 and 2015. See discussion on pages 31 and 32 of this Circular.

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NEO and Shareholder Alignment

Just Energy is committed to the alignment of senior management and shareholder interests. As detailed in the chart below, as at March 31, 2017, the six active NEOs held an aggregate total of 9,092,632 common shares, RSGs and PBGs of the Company, representing 6.2% of the issued and outstanding common shares of Just Energy.

	Common	Market Value of	RSGs/PBGs	Market Value of
Name & Position	Shares Held	Common Shares(1)	Held(2)	RSGs/ PBGs(1)	Total Value(1)(3)

Rebecca MacDonald Executive Chair	6,073,573	$50,714,335	942,848	$7,872,781	$58,587,116
James Lewis Co-President and Co-CEO	366,119	$3,057,094	490,386	$4,094,723	$7,151,817
Deborah Merril Co-President and Co-CEO	298,397	$2,491,615	488,793	$4,081,421	$6,573,036
Patrick McCullough Chief Financial Officer	60,023	$501,192	239,718	$2,001,645	$2,502,837
Krishnan Kasiviswanathan Senior Vice President, Supply(3)	18,163	$151,661	94,612	$790,010	$941,671
Morgan Smith Chief Sales Officer(4)	NIL	NIL	20,000	$167,000	$167,000

Notes:

(1)                      Based on the closing price of $8.35 as of March 31, 2017 of the Common Shares.

(2)                      Includes the 200,000 LTR RSGs granted to each of Ms. MacDonald, Ms. Merril, Mr. Lewis and the 100,000 LTR-RSGs granted to Mr. McCullough in 2014.

(3)                      Mr. Kasiviswanathan also holds 1,000 Series A Preferred Shares of the Company with a value of $25,000, based on the closing price of $25.00 on March 31, 2017 of the Preferred Shares.

(4)                      Mr. Smith commenced employment with Just Energy on March 14, 2016.

(5)                      Under their current employment agreements, each of Ms. Merril, Mr. Lewis and Mr. McCullough is required, at the end of each financial quarter of Just Energy to own after a specified date in their respective employment agreements (the ‘‘Specified Date’’), a number of shares of Just Energy (including RSGs/PBGs, whether or not vested) equal to a multiple of each such NEO’s base salary for the most recently completed fiscal year preceding the Specified Date. In the event of a sudden and significant decrease in the value of the common shares of Just Energy after any such Specified Date, the Compensation Committee will give the NEO a reasonable period of time to comply with the requirement having regard to all circumstances. Mr. Lewis and Ms. Merril are required to own by March 31, 2019 common shares and RSGs having a value equal to five times their base salary. Both are complaint with this requirement as of March 31, 2017. Mr. McCullough is required to own by March 31, 2018 common shares and RSGs having a value equal to two times his base salary. As of March 31, 2017, Mr. McCullough was compliant. While Ms. MacDonald does not have an ownership requirement, as at March 31, 2017 she held common shares, RSGs and PBGs equaling approximately 4.8% of the issued and outstanding common shares of the Company. Messrs. Kasiviswanathan and Smith do not have an ownership requirement.

Compensation and Risk

The Board and its Compensation Committee consider the implications of the risks associated with its compensation policies and practices. The components of compensation for the NEOs and other senior level employees are structured so as not to encourage or create risks that are reasonably likely to have a material adverse impact on Just Energy’s business. To this end: (i) the targeted performance bonuses for the NEOs which are payable principally in RSGs/PBGs generally vest over one to three years; (ii) most senior executives have common share ownership requirements, (iii) trading restrictions constrain the ability of most executives

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to dispose of their common shares for extensive ‘‘black-out’’ periods of time during each year, (iv) LTR-RSGs are designed to align the interests of management with those of shareholders and are not such so as to encourage any NEO to take excessive or inappropriate risks, (v) short term incentive bonuses, while based on formulaic criteria are capped as a percentage of each NEOs base salary, and (vi) long term bonuses for the NEOs are also capped. Executive management controls margins on energy contracts which form the basis for compensation for some NEOs. In addition executive management exercises control over expansion plans with respect to the businesses carried on by Just Energy. The above constraints, requirements and limitations are monitored by the Board’s risk and governance committees.

Neither the NEOs nor directors purchase financial instruments such as equity swaps, collars or units of exchange funds designed to hedge or offset a decrease in the market value of securities of Just Energy granted as compensation or held directly or indirectly by the NEO or director.

Compensation Consultants and Executive Compensation

In March 2016, the Compensation Committee retained Meridian Compensation Partners (“Meridian”) as its independent executive compensation consultant. Meridan had no relationship with Just Energy or its Board prior to March 2016, and does not provide any services to Just Energy other than advisory services to the Compensation Committee. Between 2012 and 2015, the Compensation Committee retained the services of Hugessen Consulting Inc. to advise on compensation matters.

The services provided by Meridian to the Committee include: (i) providing advice on Just Energy’s executive pay philosophy; (ii) providing advice on Just Energy’s compensation peer group; (iii) providing incentive plan advice for both short-term and long-term incentive programs; (iv) reviewing CEO and senior management compensation structures against market; and (v) reviewing and making recommendations with respect to executive employment agreements. Just Energy paid a total of $51,630 (excluding taxes and expenses) to Meridian in fiscal 2017.

The decisions made by the compensation committee and board of Just Energy on executive compensation are the sole responsibility of the Compensation Committee and the Board and may reflect factors and considerations other than the information and recommendations provided by Meridian.

Elements of Compensation

Base Salary:

The base salary of each executive is intended to remunerate each NEO for discharging job responsibilities as set forth in their respective employment contracts and reflects, in the case of the Executive Chair and the Co-Presidents and Co-Chief Executive Officers and the Chief Financial Officer, their performance over time. Each of the NEOs has a detailed job description setting out the individual’s duties and responsibilities. Salary levels and adjustments take into account performance contributions in connection with their specific duties and responsibilities as outlined in their respective employment contracts and position descriptions and the general performance of the business.

Base salaries for all NEOs are reviewable annually and recognize the NEO’s experience, responsibility, contribution and performance goals and are based on the compensation committee’s assessment of market value. Base salaries also take into account the other components of an NEO’s total compensation package.

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Short Term Annual Performance Bonus:

The annual short term performance bonus (“STPB”) rewards executives (including NEOs) and other employees for their contribution to the overall performance of Just Energy and, in the case of business unit leaders, to the performance of their respective business unit. The principal performance measure is Base EBITDA and if objectives are met, payout levels range from 0% to 133.3% of base salary, depending on the employee’s position. In making the short term annual discretionary performance bonus awards for the year ended March 31, 2017, while the Compensation Committee also took into account the effort of the NEOs associated with the accomplishments of the business, the Executive Chair, Co-CEOs and CFO bonus is based on the Base EBITDA targets for the year ending March 31, 2017 as described in the table below.

			Bonus Eligibility
Base EBITDA(1)(4)	Bonus Eligibility		($)(3)
Performance	as % of	Rebecca		Deborah	Patrick
Target Levels	Base Salary(2)	MacDonald	James Lewis	Merril	McCullough

at 80%	20%	146,250	135,000	135,000	112,500
at 85%	30%	219,375	202,500	202,500	168,600
at 90%	40%	292,500	270,000	270,000	225,000
at 95%	70%	511,875	472,500	472,500	393,750
at 100%	100%	731,250	675,000	675,000	562,500
at 102.5%	108.3%	791,943	731,025	731,025	609,187
at 105%	116.7%	853,368	787,725	787,725	656,145
at 110%	125%	914,062	843,750	843,750	815,312
115% and above	133.3%	974,756	899,775	899,775	749,812

Notes:

(1)                   Base EBITDA – performance target levels are for each Y/E March 31 as derived from the annual budget established by management of Just Energy as approved by the Audit Committee and Board for Just Energy’s business. Prior to the end of each fiscal year of Just Energy, management will advise Just Energy of the Base EBITDA performance target levels as derived from the annual budget approved by the Audit Committee and Board for each year commencing April 1. At the end of each quarter management shall advise the Audit Committee of the Base EBITDA at such quarter end.

(2)                   STPB levels and related payments are not cumulative and are payable as to 100% in cash provided Employee may elect to receive all or a portion thereof in immediately vested RSGs/PBGs as calculated pursuant to an employment agreement. The STPB is not guaranteed in its entirety based on the achievement of the above Base EBITDA targets. The Compensation Committee may take into account other factors including Total Shareholder Return.

(3)                   Amounts are in the native currency of the Employment Agreement – for Mr. Lewis, Ms. Merril and Mr. McCullough in U.S. dollars and for Ms. MacDonald in Canadian dollars.

(4)                   Base EBITDA as at March 31, 2017 was $224,499,000 (99% of Target Level).

Mr. Kasiviswanathan is eligible for a discretionary short term bonus of up to 75% of his Base Salary payable in cash based on Company and personal performance as determined by the Co-CEOs. Mr. Smith is eligible for a discretionary short term bonus of up to 100% of his base salary payable in cash based on performance and sales targets set in the annual budget.

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Long Term Incentive Bonus

Long term incentive bonuses (“LTIB”) for the Company’s senior executives are generally tied to business metrics for the Company that align with long-term Shareholder value. In addition, LTIBs are paid in RSGs or PBGs which generally vest over three years, tying management to the ongoing performance of the Company.

Long term incentive bonuses for the Executive Chair and the Co-CEOs are based on the achievement of the growth criteria and targets based upon incremental growth over business plan targets for funds from operations and embedded gross margins as approved by the audit committee, in each case, for the year ended March 31, 2017 as set forth the table below;

	Annual Growth % Performance To Targets(1)
Long Term Targeted Incentive Bonus Criteria(2)								112% and
	< 90%	90%	95%	100%	103%	106%	109%	above
Funds from Operations (FFO) – % of Base Salary Earned(1)(3)	0%	35.0%	50.0%	90%	92.7%	95.4%	98.1%	101%

Embedded Gross Margin (EGM)) – % of Base Salary Earned(1)(4)	0%	23.3%	33.3%	60%	61.8%	63.6%	65.4%	67.2%

Similarly, Mr. McCullough is eligible for a long term incentive bonus based on the achievement of incremental growth over business plan targets for funds from operations and embedded gross margins as approved by the audit committee, in each case, for the year ended March 31, 2017 as set forth the table below;

	Annual Growth % Performance To Targets(1)
Long Term Targeted Incentive Bonus Criteria(2)								112% and
	< 90%	90%	95%	100%	103%	106%	109%	above
Funds from Operations (FFO) – % of Base Salary Earned(1)(3)	0%	54%	57%	60%	61.8%	63.6%	65.4%	67.2%

Embedded Gross Margin (EGM)) – % of Base Salary Earned(1)(4)	0%	36%	38%	40%	41.2%	42.4%	43.6%	44.8%

Notes:

(1)                   The annual growth performance targets for each of the above two growth criteria were derived from the budget approved by the Audit Committee and by the Board on May 17, 2017 for the year ending March 31, 2017. The LTIB is the aggregated of both rows based on the performance of the Company for Criteria – i.e. if Just Energy achieved 106% of FFO and 90% of EGM, Mr. Lewis and Ms. Merril’s LTIB would be USD$643,950 for FFO plus USD$364,500 for EGM for an aggregate total of USD$1,008,450. The LTIB is payable as to 100% in RSGs/PBGs at the end of each year and vesting over three years. Subject to continued employment on each applicable vesting date. The achievement of the above metrics will be assessed by the Compensation Committee in the context of the Total Shareholder Return, earnings per share and common share price performance of Just Energy relative to its peer group index in order to achieve what the Committee believes is a just and equitable LTIB.

(2)                   Each of the two criteria are, and will continue in the future, to be readily identifiable in the Just Energy’s year end financial results and in Just Energy’s business plan for the above financial year as approved annually by the Audit Committee and the Board. Management shall at the end of each quarter advise the Audit Committee of the FFO and EGM at the end of such quarter. The Criteria includes growth in each of the criteria relating to any acquisition made, directly or indirectly, by Just Energy or an Affiliate thereof of energy contracts or other assets related to any one or more of the criteria and accordingly will include growth post- acquisition relating to new sales as well as the renewal of such acquired energy contracts or other assets acquired pursuant to such acquisition. EGM and FFO will, post an acquisition, be counted as regards the acquisition for the fiscal year of Just Energy following the acquisition.

(3)                   FFO refers to the net cash available for distribution through dividends to shareholders. FFO is calculated by Just Energy as gross margin adjusted for cash items including administrative expenses, selling and marketing expenses, bad debt expenses, finance costs, corporate taxes, capital taxes and other items. The gross margin used includes a seasonal adjustment for the gas markets in Ontario, Quebec, Manitoba and Michigan in order to include cash received.

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(4)                   EGM means a rolling five-year measure of management’s estimate of future contracted energy gross margin. The energy marketing embedded margin is the difference between existing customer contract prices and the cost of supply for the remainder of term, with appropriate assumptions for customer attrition and renewals as calculated in Just Energy’s Management’s Discussion and Analysis filed each quarter. It is assumed that expiring contracts will be renewed at target margin and renewal rates.

(5)                   Base Funds From Operations (FFO) as at March 31, 2017 was $134,062,000 (95% of Target Level); and Embedded Gross Margin as at March 31, 2017 was $1,757,000,000 (81% of Target Level).

Mr. Kasiviswanathan is eligible for a discretionary long term bonus based on Company and personal performance as determined by the Co-CEOs. Any LTIB paid to Mr. Kasiviswanathan is 100% payable in RSGs/PBGs vesting over three years, subject to continued employment on each applicable vesting date. Mr. Smith is eligible for a discretionary long term bonus based on the percentage received by the Co-CEOs under the above LTIB calculation, up to a maximum of 100% of his salary.

Long Term Retention Grants (LTR-RSGs)

In fiscal 2015, each of the Executive Chair and Co-Presidents and Co-CEOs were granted 200,000 LTR-RSGs and the CFO was granted 100,000 LTR-RSGs pursuant to their employment agreements. The LTR-RSGs were granted to align the long-term interests of the senior executives of the Company with the long-term interests of shareholders. The terms of these LTR-RSGs are described in the table below. The CFO shall earn each year 50% of the LTR-RSGs earned by the Executive Chair.

Relative Total Shareholder Return (TSR for Just Energy as benchmarked against Just Energy’s peer company index(1)(2)	% of LTR RSGs that may be earned at March 31(2)
	2015	2016	2017	2018	2019
90th percentile or higher	20%	20%	20%	20%	20%
75th percentile to 89th percentile	15%	15%	15%	15%	15%
65th percentile to 74th percentile	10%	10%	10%	10%	10%
55th percentile to 64th percentile	5%	5%	5%	5%	5%
Below 55th percentile	NIL	NIL	NIL	NIL	NIL

Notes:

(1)                   Just Energy’s TSR for any given year will equal the percentage increase (decrease) from the day when Just Energy’s year-end audited financial statements are released (the “Release Date”) in the market value of Common Shares based on the simple average of the closing market price for the Just Energy Common Shares on the TSX for the 5 trading days after the Release Date in each year (the “Year End Price”) plus the total dividends paid to a shareholder for the fiscal year then ended. For F2017 Just Energy’s TSR was as follows:

Price per Common Share for the five trading days after May 18, 2016: $7.97

Price per Common Share for the five trading days after May 17, 2017: $7.15

Dividends per Common Share for F2017: $0.50

F2016 TSR: Below 55th percentile

(2)                   Just Energy’s TSR is to be benchmarked annually against the peer group of companies index, currently comprised of the companies listed below.

Exelon Energy	NRG Energy Inc.
EnerCare Inc.	Parkland Fuel Corporation
National Fuel Gas Co.	PPL Corporation
New Jersey Resources Corp.	Superior Plus Corp.
WGL Holdings Inc.

It is acknowledged that the peer group of companies may change from year to year as determined by the Compensation Committee at the commencement of each year.

(3)                   All LTR RSGs earned will only vest and be exchangeable for Shares on March 31, 2019 if the employee is continuously employed from April 1, 2014 to March 31, 2019. To the extent LTR RSGs are not earned in any one year they will, subject to note (5) below, be cancelled and returned to the RSG pool. Example: If JE’s TSR was above the 75th percentile of its peer group at March 31, 2015 but

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below the 90th percentile, Employee would earn 15% of the LTR-RSGs granted, which would vest on March 31, 2019 if Employee is continuously employed at that date from April 1, 2014. 10,000 of the LTR RSGs would, subject to note (5) below, be cancelled and returned to the RSG pool. Notwithstanding the vesting of 100% of earned LTR-RSGs on March 31, 2019 and the requirement of Employee to exchange such LTR-RSGs for Common Shares on March 31, 2019, Employee shall not sell, transfer or otherwise dispose of all or any part of such Shares issuable on the exchange thereof, until March 31, 2022.

(4)                   Employees shall be entitled to receive quarterly distributions in the form of cash on all earned LTR-RSGs at the end of JE’s financial year when such LTR-RSGs are earned to the exchange date equal to the quarterly dividend paid on Common Shares.

(5)                   To the extent that the relative TSR for Just Energy calculated as benchmarked against Just Energy’s peer company index for any financial year of Just Energy ended 2015 to 2019, exceeds the 90th percentile (the “Excess”), such Excess may be applied to Just Energy’s relative TSR for the immediately following or immediately preceding year only should Just Energy’s relative TSR for such immediately following or immediately preceding year be below the 90th percentile.

Option Grants

While options are available under Just Energy’s option plan to the Compensation Committee to provide a longer-term incentive for executives to enhance shareholder value, they have not been used as a component of NEO compensation in the past six years and, in the view of the compensation committee, options are not likely to be used for the foreseeable future as a component of NEO compensation. As at March 31, 2017 none of the NEOs hold options and Just Energy has 814,166 remaining options available for grant under the option plan.

RSGs/PBGs

The compensation committee awards fully paid RSGs and/or PBGs to the NEOs pursuant to their employment agreements and the RSG Plan and the PBG Plan. See “Restricted Share Grant Plan” on page 38 of this circular and “Performance Bonus Incentive Plan” on page 40 of this circular. The Compensation Committee has used and will continue to use fully paid RSGs and PBGs, which normally vest over a three year period subject to continued employment on each applicable vesting date, to provide Just Energy with a mechanism of capitalizing payments which senior executives would otherwise receive in the form of cash as part of their annual discretionary performance bonus (if elected), annual non-discretionary targeted incentive bonuses and other compensation entitlements, thereby encouraging such persons to continue in the long-term service of Just Energy and aligning the interests of all NEOs with shareholders. RSGs and PBGs may also be used as a signing bonus to attract qualified executives. As RSGs/PBGs are exchangeable into Common Shares on a 1:1 basis, deferred vesting encourages NEO performance over the extended vesting period.

Employee Benefit Plans

Just Energy has a long-term incentive plan (the “Canadian Plan”) for all regular full time and part time employees working for its Canadian subsidiaries. The Canadian Plan consists of two components, a deferred profit sharing plan (“DPSP”) and an employee profit sharing plan (“EPSP”). For participants of the DPSP, Just Energy contributes an amount equal to a maximum of 2% per annum of an employee’s base earnings. For the EPSP, Just Energy contributes an amount up to a maximum of 2% per annum of an employee’s base earnings towards the purchase of shares, on a matching, one for one basis.

Just Energy also has a U.S. long-term incentive plan (the “U.S. Plan”) for all regular full time and part time employees working in the United States. The U.S. Plan consists of two components, 401K plan (“401K”) and an employee share purchase plan (“ESPP”). For participants of the 401K, Just Energy contributes an amount equal to a maximum of 4% per annum of an employee’s base earnings on a matching, one for one basis. For the ESPP, Just Energy contributes an amount up to a maximum of 3% per annum of an employee’s base earnings towards the purchase of shares, on a matching one for one basis. Employees that wish to participate in both plans are eligible for a maximum matching of up to 5% of an employee’s base earnings.

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Market Benchmarking and Comparator Groups

To provide the Compensation Committee a basis for assessing the market competitiveness of compensation for the Company’s senior executives. The Compensation Committee retained Meridian to review the peer group of comparable organizations was developed for the purpose of pay benchmarking in 2012. Meridian recommended a new peer group and after discussions with the Compensation Committee and the Board, the new peer group was adopted on February 8, 2017. Given the limited number of publicly traded companies that have a business model similar to Just Energy’s, the peer group also includes similarly sized companies that trade and market natural gas and energy. This peer group is currently made up of the following companies:

Allete Inc.	Nisource Inc.
Alliant Energy Corp.	Northwestern Corp.
Avista Corp.	Pinnacle West Capital Corp.
Black Hills Corp.	Primerica Inc.
Canadian Utilities	Scana Corp.
Emera Inc.	Superior Plus Corp.
Fortis Inc.	Vectren Corp.
MDU Resources Group Inc.	WGL Holdings Inc.
New Jersey Resources Corp.

The companies in the peer group range from one-third to three times Just Energy’s size, with Just Energy positioned above the median of the peer group in terms of revenue.

Just Energy Performance Graph

The following graph illustrates changes from March 31, 2012 to March 31, 2017, in cumulative return to Shareholders, of an investment in the Common Shares of the Corporation compared to the cumulative total return on the Standard & Poor’s/TSX Composite Total Return Index (“TSX Composite”), assuming an initial investment of $100 and the reinvestment of cash dividends.

	March 31, 2012	March 31, 2013	March 31, 2014	March 31, 2015	March 31, 2016	March 31, 2017
JE	100	57	84	61	85	97
TSX Composite	100	103	107	118	121	139
Average NEO Total Compensation	N/A	$1,895,295	$2,010,079	$1,885,485	$2,150,400	$1,637,793

The average NEO total compensation has fluctuated relatively in line with the fluctuations in total shareholder return over the period noted above.

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Summary Compensation Table

The following table sets forth all compensation received by the NEOs from Just Energy and/or its affiliates for the periods indicated. All cash amounts payable to James Lewis, Deb Merril, Patrick McCullough, Krishnan Kasiviswanathan and Morgan Smith are payable in U.S. dollars and for purposes of the Table and notes below, unless otherwise indicated, have been converted to Canadian dollars at an exchange rate of 1.3126 for their base salaries for fiscal 2017 and converted at 1.3614 for their annual incentive plan awards, the exchange rate on the date approved by the Board.

				Annual Incentive Plan Awards
				STPB		LTIB
			Share-		Equity		Equity		All other
Name and	Year	Base	based		based		based	Pension	compensation	Total
principal	ended	Salary(1)	awards(3)	Cash	awards	Cash	awards	value(6)	(7)(8)(9)(10)	Compensation
position	March 31	$	$	$	($)(4)	$	($)(5)	$	$	$

Rebecca MacDonald	2017	731,250	NIL	NIL	511,875	NIL	365,652	NIL	NIL	1,608,750
Executive Chair(2)	2016	650,000	NIL	866,667	NIL	NIL	1,092,000	NIL	NIL	2,608,667
	2015	650,000	NIL	812,500	NIL	NIL	986,700	NIL	NIL	2,449,200
James Lewis,	2017	886,015	NIL	NIL	643,262	NIL	459,473	NIL	37,991	2,026,741
Co-President and	2016	786,840	NIL	1,038,960	NIL	NIL	1,309,090	NIL	30,275	3,165,165
Co-CEO(2)	2015	683,220	NIL	899,400	NIL	NIL	1,092,231	NIL	26,509	2,701,360
Deborah Merril,	2017	886,015	NIL	NIL	643,262	NIL	459,473	NIL	13,665	2,002,414
Co-President and	2016	786,840	NIL	1,038,960	NIL	NIL	1,309,090	NIL	10,034	3,144,924
Co-CEO(2)	2015	683,220	NIL	899,400	NIL	NIL	1,092,231	NIL	10,591	2,685,443
Patrick McCullough	2017	738,346	NIL	NIL	536,051	NIL	436,499	NIL	20,859	1,731,756
Chief Financial Officer(2)	2016	655,700	NIL	865,778	NIL	NIL	727,272	NIL	24,715	2,273,465
	2015	350,969	NIL	462,052	NIL	NIL	374,052	NIL	14,346	1,201,419
Krishnan Kasiviswanathan,	2017	393,785	NIL	NIL	272,280	NIL	573,694	NIL	15,845	1,255,604
Chief Commercial Officer(2)	2016	350,800	NIL	259,740	NIL	NIL	351,997	NIL	13,797	976,334
	2015	203,849	NIL	179,880	NIL	NIL	212,100	NIL	6,182	602,011
Morgan Smith	2017	525,046	NIL	NIL	326,736	NIL	327,825	NIL	21,883	1,201,490
Chief Sales Officer(2)	2016	10,087	NIL	NIL	NIL	NIL	156,800	NIL	NIL	166,897

Notes:

(1)                  The amount of base salary for each NEO disclosed in the above table reflects the amount actually received by each NEO for the year ended March 31, 2017. The annual base salary for each Named Executive Officer in the above table for the year ended March 31, 2017 is as follows: Ms. MacDonald ($731,250); Mr. Lewis (USD $675,000); Ms. Merril (USD $675,000); Mr. McCullough (USD $562,500); Mr. Kasiviswanathan (USD $287,500) and Mr. Smith (USD $400,000).

(2)                  Ms. MacDonald became an officer of Just Energy on April 30, 2001. Prior thereto she held the same or similar positions with Just Energy or its predecessor. Effective April 1, 2006 she became Executive Chair of Just Energy and on March 1, 2008 she assumed the additional position as Co-Chief Executive Officer which she relinquished on June 25, 2008 to remain as Executive Chair. On April 1, 2014, Mr. Lewis was appointed the Co-President and Co-CEO of Just Energy, after serving approximately 4 years as Just Energy’s Chief Operating Officer. On April 1, 2014, Ms. Merril was appointed the Co-President and Co-CEO of Just Energy, after serving approximately 4 years as Just Energy’s Executive Vice President of Commercial Business. Mr. McCullough became Chief Financial Officer on August 19, 2014. Mr. Kasiviswanathan joined Just Energy on July 22, 2014 as its Senior Vice President and Chief Risk Officer. On June 1, 2015, Mr. Kasiviswanathan became Just Energy’s Senior Vice President, Supply and on February 1, 2017, Mr. Kasiviswanathan became Just Energy’s Chief Commercial Officer. Mr. Smith was hired on March 14, 2016 as the Chief Sales Officer.

(3)                  This column does not include the LTR-RSGs, granted by the board in fiscal 2015 to Ms. MacDonald (200,000), to Mr. Lewis (200,000), to Ms. Merril (200,000) and to Mr. McCullough (100,000), earnable as to up to 20% thereof on each of March 31, 2015, 2016, 2017, 2018 and 2019. All LTR-RSGs are as described on pages 31 and 32. Just Energy’s TSR for fiscal 2017 was below the 55th percentile. In fiscal 2017 each of Ms. MacDonald, Mr. Lewis and Ms. Merril did not earn any LTR-RSGs. On August 19, 2014, 50,000 RSGs were granted to Patrick McCullough as a signing bonus vesting as to

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one-third on the first three anniversaries of the grant date subject to continued employment on each applicable vesting date. On February 8, 2017 20,000 RSGs were granted to Mr. Kasiviswanathan as a retention bonus, all vesting on February 8, 2022.

(4)                  This column indicates the total of the non-cash portion of the annual short term incentive bonus awards which each of the NEOs received as at March 31, 2017. For fiscal year 2017, each of the NEOs elected to receive their short term incentive bonus awards in immediately vesting RSGs and PBGs. The RSG Plan is described under “2010 RSG Plan” on page38. The PBG Plan is described under “2013 PBG Plan” on page 40.

(5)                  This column indicates the total of the non-cash portion of the annual long term incentive bonus awards (excluding LTR RSGs), which each of the NEOs were entitled to receive at March 31, 2017 and which will be granted to each of them as equity based awards in the form of fully paid RSGs or PBGs effective March 31, 2017 (the “Grant Date”). Such fully paid RSGs/PBGs vest as to one-third thereof over a three year period, subject to continued employment with Just Energy and are exchangeable, subject to vesting, into common shares on a 1:1 basis. The RSG Plan is described under “2010 Restricted Share Grant Plan” on page 38. The PBG Plan is described under “2013 Performance Bonus Incentive Plan” on page 40. Previous grants are not taken into consideration when considering/calculating new grants of share-based awards. On March 14, 2016, as a signing bonus, Mr. Smith received 20,000 RSGs, vesting as to one-third thereof on each of March 31, 2017, 2018 and 2019.

(6)                  None of the NEOs are entitled to receive any pension or defined contribution or any other form of retirement allowance.

(7)                  Does not include the distributions paid on RSGs/PBGs (vested and unvested), or earned LTR RSGs, which equals the amount of dividends paid quarterly on Common Shares and which, for the year ending March 31, 2017 was $458,998 for Ms. MacDonald; $197,480 for Mr. Lewis; $196,331 for Ms. Merril; $96,585 for Mr. McCullough; $44,181 for Mr. Kasiviswanathan; and $12,500 for Mr. Smith.

(8)                  The aggregate value of perquisites and other personal benefits did not exceed $50,000 or 10% of the total of the annual salary and bonus for each of the NEOs for the year ended March 31, 2017.

(9)                  No options were granted to any NEO for the year ended March 31, 2017. See the table entitled “Incentive Plan Awards” at page 37 of this proxy circular. Options vest over three or five years from the grant date and expire five or ten years from the grant date. The Option Plan is described under “Option Plan” on page 38 of this Circular.

(10)             This amount includes the contributions of Just Energy towards the EPSP, DPSP, ESPP and 401K Plans, all of which are described in more detail under “Employee Benefit Plans” on page 32 of the Circular. Ms. MacDonald does not participate in the plans.

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Incentive Plan Awards

Outstanding Share-based awards and option based awards

The following table provides information for all awards outstanding at March 31, 2017.

	Option based awards				Common Share based awards
							Market or
							payout value
						Market or	of Common
					Number of	payout value	Share based
	Number of				Common	of Common	awards that
	Common			Value of	Share based	Share based	have vested
	Shares	Option		unexercised	awards that	awards that	but have
	underlying	exercise	Option	in-the-money	have not	have not	not been
	unexercised	price	expiration	options	vested(1)	vested(2)	exchanged(2)
Name	options	($)	date	($)	(#)	($)	($)

Rebecca MacDonald	NIL	N/A	N/A	N/A	351,453	2,934,633	4,854,648
Executive Chair
James Lewis,	NIL	N/A	N/A	N/A	365,340	3,050,589	960,634
Co-President and Co-CEO
Deborah Merril,	NIL	N/A	N/A	N/A	363,747	3,037,287	960,634
Co-President and Co-CEO
Patrick McCullough	NIL	N/A	N/A	N/A	183,542	1,532,576	427,320
Chief Financial Officer
Krishnan Kasiviswanathan,	NIL	N/A	N/A	N/A	68,074	568,418	221,592
Senior Vice President, Supply
Morgan Smith	NIL	N/A	N/A	N/A	13,333	111,331	55,669
Chief Sales Officer

Notes:

(1)                  Reflects number of unvested RSGs and PBGs, including LTR RSGs at March 31, 2017.

(2)                  Reflects the market value based on the closing price of the common shares on the TSX on March 31, 2017 of $8.35, including all RSGs and PBGs, if any, recommended by the Compensation Committee on May 17, 2017, and approved by the Board on May 17, 2017, effective March 31, 2017.

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Incentive Plan Awards – Value Vested or Earned During the Year.

The following table provides information relating to the value vested or earned with respect to incentive plan awards for the year ending March 31, 2017.

			Non-Equity incentive
	Option based awards –	RSG/PBG based awards –	plan compensation –
	Value vested	Value vested	Value earned
	during the year	during the year(1)	during the year(2)
Name	($)	($)	($)

Rebecca MacDonald	NIL	1,127,459	–
Executive Chair
James Lewis,	NIL	1,169,651	8,995
Co-President and Co-CEO
Deborah Merril,	NIL	1,156,350	13,487
Co-President and Co-CEO
Patrick McCullough	NIL	566,489	11,749
Chief Financial Officer
Krishnan Kasiviswanathan,	NIL	277,262	15,277
Senior Vice President,
Supply
Morgan Smith	NIL	55,669	21,099
Chief Sales Officer

Notes:

(1)                  Reflects the market value of the RSGs and PBGs that vested during the year ended March 31, 2017 (including LTR RSGs) based on the closing price of Common Shares on the TSX on March 31, 2017 of $8.35.

(2)                  Reflects the amounts contributed by the Company under the DPSP for Canadian employees and the 401K for U.S. employees.

Equity Compensation Plans

Just Energy has approved four equity compensation plans for the benefit of its directors and employees. It is no longer awarding options to directors or employees pursuant to the Option Plan described below. The RSG Plan was established in June 2004, has been amended several times and is used to issue RSGs to employees as a means of capitalizing bonuses otherwise payable in cash and to encourage employee share ownership and retention. The PBG Plan, approved by shareholders in 2013, is similar in substance to the RSG Plan and is used for employees that are resident outside of the United States. The DSG Plan was approved in April, 2004 and is used to encourage the ownership of equity by Just Energy’s directors.

The principal purposes of the RSG Plan and PBG Plan are to: (i) retain and attract qualified employees that Just Energy and its affiliates require; (ii) promote a proprietary interest in Just Energy by such employees and to encourage such persons to remain in the employ or service of Just Energy and its affiliates and put forth maximum efforts for the success of the business of Just Energy and its affiliates; and (iii) focus management of Just Energy and its affiliates on operating and financial performance and long-term Total Shareholder Return and profitability. Incentive based compensation plans such as the PBG and RSG Plans are an integral component of compensation for employees. The attraction and retention of qualified employees is a key factor to Just Energy’s long term strategic growth plan and the RSG and PBG Plans are intended to maintain Just Energy’s competitiveness within the North American energy marketing industry to facilitate the achievement of its long term goals.

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Option Plan

The officers, full-time employees and service providers of and to Just Energy are eligible to participate in the option plan. However, on February 6, 2009, the board of directors adopted the policy that no further options would be granted to directors. Moreover, the Compensation Committee has no present plans to award options to NEOs as part of its compensation arrangements. The purpose of the Option Plan is to provide eligible participants with financial rewards that will encourage ownership of Common Shares, enhance Just Energy’s ability to attract, retain and motivate key personnel and service providers and reward recipients for significant performance and cash flow growth of Just Energy. The option plan is administered by the compensation committee. The compensation committee has the power to, among other things: (i) determine those directors, officers, employees and service providers eligible to be granted options; (ii) determine the number of common shares covered by each option; (iii) determine the exercise price for each option; and (iv) determine the time or times when options will be granted and when they are exercisable and expire. The exercise price for any option granted may not be less than the closing market price of the Common Shares on the TSX on the business day immediately preceding the day upon which the option is granted. Except as otherwise provided in individual option agreements approved by the compensation committee, options granted under the option plan are non-transferable, non-assignable and expire five or ten years from their grant date. The option plan may not be amended without shareholder approval and the consent of the TSX. The total number of Common Shares to be made available to any optionee under the Option Plan together with any Common Shares reserved for issuance under options or warrants for services and employee share purchase plans or any other share compensation arrangements to such optionee shall not exceed 5% of the issued and outstanding Common Shares at the date of the grant of the option.

All options will automatically vest immediately: (i) prior to the occurrence of a “Change of Control” (as defined in the Option Plan); (ii) upon dismissal without cause; and (iii) in certain cases, at the end of the term of an employment agreement. If before the expiry of an option, a participant’s employment is terminated by reason of death, such option may be exercised by the legal representatives of the estate of the participant at any time on or prior to the earlier of (i) the expiry date of such option and (ii) the first anniversary of the date of death of the participant. At March 31, 2017, 814,166 options were available for grant under the option plan (less than 1% of the outstanding shares) and 500,000 were outstanding.

2010 Restricted Share Grant Plan

As described under “Compensation Discussion and Analysis”, in lieu of granting options under the option plan, a specified minimum percentage of some employee short-term discretionary performance bonuses and/or long-term targeted incentive bonuses to which NEOs and certain other employees of, and consultants to, Just Energy are entitled (individually an “RSG Grantee”), are payable in fully paid RSGs which vest at various dates (a “Vesting Date”), ranging from immediately on the grant date (the “Grant Date”) to 5 years from the Grant Date, provided that on applicable Vesting Dates the RSG Grantee continues to be an employee with or consultant to Just Energy or an affiliate thereof. The RSG Plan is an umbrella plan which governs: (i) RSGs previously granted to a RSG Grantee under employment agreements; (ii) the grant of fully paid RSGs to employees of and consultants to Just Energy and its affiliates, including fully paid RSGs granted as a signing bonus; and (iii) the fully paid long term retention RSGs granted to certain NEOs described under “Long Term Retention — Restricted Share Grants”. Fully paid RSG’s are, subject to vesting and the cash out option described below, exchangeable into fully paid common shares on a cumulative basis for up to 10 years from the Grant Date on the basis of one common share for each fully paid RSG. The number of fully paid RSGs to which an RSG Grantee is entitled is determined on the relevant Grant Date by dividing the specified percentage of the amount of the short-term discretionary bonus or long-term targeted incentive bonus to which such Grantee is entitled and/or elects to receive, and which is payable in fully paid RSGs, by the simple or weighted average of the closing market price of the common shares on the TSX for periods ranging between 5 and 10 days for RSGs granted immediately prior to the Grant Date. In some cases, a fixed number of fully paid RSGs are granted to an employee in lieu of a cash bonus without reference to a simple average closing TSX price.

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Pending the exchange of fully paid RSGs for common shares, the RSG Grantee is entitled to receive quarterly cash distributions from Just Energy equal to the quarterly dividends such Grantee would otherwise be entitled to receive if the RSGs were common shares, less any applicable withholdings or other tax. All outstanding RSGs, whether or not vested, automatically vest in certain circumstances on the happening of certain events including: death, a change of control combined (other than long term retention RSGs), dismissal without cause and the inability, in certain circumstances, of Just Energy (or an affiliate thereof) and a NEO to settle upon a further employment arrangement at the end of term. RSGs do not carry the right to vote. The total number of Common Shares which may be made available to any RSG Grantee under the RSG Plan together with any common shares reserved for issuance under options or warrants for services and employee unit purchase plans or any other unit compensation arrangements to such RSG Grantee may not exceed 5% of the issued and outstanding common shares at the Grant Date. RSGs are not assignable.

The RSG Plan is administered by the Compensation Committee which has broad powers respecting the granting, vesting, term and allocation of RSGs and to interpret the RSG Plan. Without the approval of shareholders, the RSG Plan may not be amended in the following circumstances: (a) to increase the number of RSGs issuable under the RSG Plan, (b) to expand the scope of an “Eligible Person” or (c) to extend the term of a RSG benefiting an insider of Just Energy. The Board has authority to amend any other terms of the RSG Plan without shareholder approval, including altering the vesting terms, amending the termination provisions, amending any definitions.

Holders of RSGs who are U.S. residents are required to exchange all RSGs which vest during a calendar year prior to the end of the calendar year in which they vested. On August 13, 2015, the Board amended the RSG Plan to provide an option to other holders of RSGs to cash out the entire amount of vested RSGs, however such option must be agreed to by the Company and is generally used to facilitate the payment of withholding taxes on an exchange of RSGs.

As at March 31, 2017, 4,107,830 RSGs were available for issue under the RSG Plan (2.79% of the outstanding Common Shares) and 2,287,979 RSGs have been issued under RSG Plan (1.50% of the outstanding Common Shares).

The Director’s Compensation Plan

The directors compensation plan (the “DSG Plan”) was approved in April, 2004. The purpose of the Just Energy DSG Plan is to provide effective incentives for the independent directors to promote the business and success of Just Energy by encouraging the ownership of DSGs and/or common shares. The DSGs and/or common shares are credited to a director’s DSG and/or common share account at the end of each quarter and are based upon the weighted average trading price of the common shares for the 10 trading days on the TSX preceding the end of each quarter. DSGs may not be exchanged for common shares and common shares may not be issued and released to directors until the earlier of: (i) three years from the Grant Date, (ii) the day such director ceases to be a director of Just Energy and (iii) a change of control, providing that no common shares may be issued in exchange for DSGs after the expiry of 15 years from the Grant Date. As indicated above, the directors are entitled to elect to receive common shares in lieu of or in combination with DSGs. The DSGs do not carry the right to vote. Other than to change the fee structure the Just Energy DSG Plan may not be amended without shareholder approval and the consent of the TSX.

The DSG Plan also provides for the compensation of the directors of Just Energy. On May 14, 2015, the DSG Plan was amended by the Board to change the fees payable to non-executive directors commencing July 1, 2015. The annual base retainer for each outside director is $125,000. In addition, the chair of the audit committee receives an additional annual fee of $25,000 for serving as chair. The chair of each of the other committees receives an additional annual fee of $5,000. The lead director receives an additional annual fee of $25,000 to reflect his role as lead director. The non-executive directors are required to own DSGs and common shares of Just Energy at the commencement of each financial year of Just Energy having a value equal to two

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times the value of their annual $125,000 base retainer ($250,000), provided that directors shall have five years from the date of their appointment or election to become complaint with the equity holding requirement.

As at March 31, 2017, 117,936 DSGs were available for issue under the RSG Plan (0.08% of the outstanding Common Shares) and 93,506 DSGs have been issued under DSG Plan (0.06% of the outstanding Common Shares).

2013 Performance Bonus Incentive Plan

The PBG Plan operates in parallel with the RSG Plan for employees that are resident outside of the United States. Under the terms of the PBG Plan, any eligible employee may be granted a number of PBGs, the number of which is determined by the Compensation Committee based on certain pre-defined operational, financial and growth factors contained in the employment agreements for most employees as approved by the compensation committee and board, for the purpose of increasing long term shareholder value and return. The number of PBGs to be granted to an employee will equal the result obtained by dividing an employee’s annual performance bonus by the simple average of the TSX closing price for Just Energy common shares for the five consecutive trading days preceding a Grant Date – usually Just Energy’s year end i.e., March 31. PBGs may also be awarded to an employee in a fixed amount on a fully paid basis.

Subject to the terms and conditions of the PBG Plan, PBGs entitle the holder to be paid in three equal installments – as to one third thereof on each of the first, second and third anniversaries of the date of grant of such PBGs. On the applicable Vesting Date, Just Energy, at its sole discretion, has the option of settling payment for the PBGs, to which the holder is entitled in the form of either cash or in common shares which may either be acquired by Just Energy on the TSX on which the common shares are listed or be issued from the treasury of Just Energy, or some combination thereof. The PBG Plan does not contain any provisions for financial assistance to the Grantee by Just Energy in respect of PBGs granted thereunder. To the extent the committee determines to pay all or a portion of the PBGs subsequent to a Vesting Date in Just Energy common shares, one common share will be issued for each PBG. To the extent the committee determines to pay all or a portion of the PGBs subsequent to a Vesting Date in cash, the amount is determined equal to the product of: (i) the number of vested PBGs and (ii) the simple average closing trading price of the common shares on the TSX for the five consecutive trading days immediately preceding such Vesting Date less any withholding taxes. The PBG Plan provides that the maximum number of common shares reserved for issuance from treasury pursuant to the exchange of outstanding PBGs issuable under the PBG Plan shall be 4 million, which is approximately 2% of the common shares outstanding. The aggregate number of PBGs which may be granted to any single employee shall not exceed 5% of the issued and outstanding common shares, calculated on an undiluted basis. In addition, the number of common shares: (a) issuable to insiders at any time, and (b) issued to insiders within any one year period, under all security based compensation arrangements of Just Energy, shall not exceed 9% of the issued and outstanding common shares. The expiry date of all PBGs granted pursuant to the PBG Plan may not extend beyond December 31 of the third year following the year in which the PBGs were granted. In the event of a change of control of Just Energy, the Vesting Date(s) applicable to all outstanding PBGs will be accelerated such that the balance of the payments to be made attaching to such PBGs will be paid immediately prior to the date upon which the change of control is completed.

Holders of PBGs, whether vested or unvested, are entitled to receive an incremental quarterly cash bonus or distribution per PBG on a dividend payment date equal to the same amount received by holders of common shares as a dividend on the Just Energy dividend payment date.

The committee may not, without the approval of shareholders of Just Energy, make any amendments to: (a) increase the percentage of Common Shares reserved for issuance pursuant to PBGs in excess of the 4,000,000 Common Shares; (b) extend the Vesting Date of any PBG issued under the PBG Plan beyond the latest Vesting Date specified in the Grant Agreement (other than as permitted by the terms and conditions of the PBG Plan) or extend the term beyond the original Expiry Date; and (c) change the amendment provisions of the PBG Plan. Except as restricted by the foregoing, the committee may amend or discontinue the PBG Plan

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or PBGs granted thereunder at any time without shareholder approval provided that any amendment to the PBG Plan that requires approval of may not be made without approval of the TSX.

As at March 31, 2017, 2,650,513 PBGs were available for issue under the PBG Plan (1.8% of the outstanding Common Shares) and 538,826 PBGs have been issued under PBG Plan (0.3% of the outstanding Common Shares).

The Company does not provide financial assistance to purchase securities under any of the above-noted compensation plans.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides additional information about Just Energy’s equity compensation plans at March 31, 2017:

	# of Common Shares
	Issuable upon		# of Securities Available
	the Exercise or	Weighted – Average	for Future Issuance under
	Exchange of	Exercise Price of	Plan (Excluding Common
	Outstanding	Outstanding:	Shares in Column (a))
Plan Category(1)	(a)	(b)	(c)

Option Plan	500,000	$7.88	814,166
RSG Plan	2,287,979	NIL	4,107,830
DSG Plan	93,506	NIL	117,936
PBG Plan	538,826	NIL	2,650,513

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TERMINATION, CHANGE OF CONTROL AND EMPLOYMENT AGREEMENT TERMS

Termination Provisions

While the payment and other benefits resulting from a termination vary based on the terms of each NEO’s employment agreement, the obligations and rights, whether exercisable by an NEO or by Just Energy, are generally the same, except as noted in the table below. The table below describes the standard treatment of certain compensation that would have become payable under existing employment agreements and compensation plans if, other than for the “Completion of Term” column, the respective NEO’s employment had terminated on March 31, 2016.

Element of Compensation	Resignation	Termination for Cause	Termination Without Cause	Disability	Completion of Term(1)

Base Salary	Pro-rated to departure date	Pro-rated to departure date	Pro-rated to departure plus 12 month’s base salary(2)	Pro-rated to departure date	Pro-rated to departure plus 12 month’s base salary
Annual Bonus (STPB and LTIB)	NIL	NIL	LTIB amount, not to exceed 150% base salary(3)	Prorated LTIB to departure date(4)	STPB and LTIB for completed fiscal year are payable
RSGs/PBGs – Vested	Vested RSGs/ PBGs may be exercised by NEO	Vested RSGs/ PBGs may be exercised by NEO	Vested RSGs/ PBGs may be exercised by NEO	Vested RSGs/ PBGs may be exercised by NEO	Vested RSGs/ PBGs may be exercised by NEO
RSGs/PBGs – Unvested	Unvested RSGs/ PBGs are forfeited by NEO and cancelled	Unvested RSGs/ PBGs are forfeited by NEO and cancelled	Unvested RSGs/ PBGs vest immediately and may be exercised by NEO	Unvested RSGs/ PBGs continue to vest on their normal vesting schedule and may be exercised by NEO	Unvested RSGs/ PBGs continue to vest on their normal vesting schedule and may be exercised by NEO
LTR-RSGs(5)	LTR RSGs are forfeited by NEO and cancelled	LTR RSGs are forfeited by NEO and cancelled	Earned but unvested LTR RSGs vest immediately. Unearned LTR RSGs are forfeited by NEO and cancelled.	Earned but unvested LTR RSGs vest immediately and may be exercised by the NEO. Unearned LTR RSGs are forfeited by NEO and cancelled	Earned but unvested LTR RSGs vest immediately and may be exercised by the NEO.
Benefits	Cease as of last day of employment	Cease as of last day of employment	Cease as of last day of employment	Extended for 1 year from departure date(6)	Extended for 1 year from departure date(6)

Notes:

(1)                  Each of the employment agreements with Ms. MacDonald, Ms. Merril, Mr. Lewis and Mr. McCullough’s is for a 5 year term expiring on March 31, 2019. Messrs. Kasiviswanathan’s and Smith’s employment agreements do not have term limits and accordingly this column does not apply to them. For the NEOs other than Messrs. Kasiviswanathan and Smith, the completion of term rights and obligations occurs where a comparable offer of employment is not made by Just Energy to the respective NEO. In circumstances where a comparable offer of employment was made to the NEO in the requisite time period and the NEO chooses not to accept the offer, the provisions of voluntary resignation will be in effect.

(2)                  Mr. Kasiviswanathan began employment at Just Energy on June 22, 2014 and his termination without cause severance amount is limited to 6 months’ base salary. Mr. Smith began employment with Just Energy on March 14, 2016 and his termination without cause severance amount is limited to 6 months’ base salary.

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(3)      Only applies to Ms. MacDonald, Ms. Merril, Mr. Lewis and Mr. McCullough. Messrs. Kasiviswanathan and Smith would receive compensation pursuant to statutory and common law of New York.

(4)                  Only applies to Ms. MacDonald, Ms. Merril, Mr. Lewis and Mr. McCullough.

(5)                  Only applicable to Ms. MacDonald, Ms. Merril, Mr. Lewis and Mr. McCullough. Earned LTR-RSGs vest on March 31, 2019. See pages 31 and 32 for the other terms and conditions of the LTR RSGs.

(6)                  Does not apply to Messrs. Kasiviswanathan and Smith.

Change of Control Events

A “Change of Control” under Just Energy’s incentive plans and the employment agreements of each of the NEOs other than Messrs. Kasiviswanathan and Smith, is deemed to have occurred if: (a) any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, or any syndicate or group acting or presumed to be acting jointly or in concert, offers to acquire or acquires, directly or indirectly, common shares representing 50% or more of the outstanding common shares; (b) assets of Just Energy representing 50% or more of the net book value of Just Energy, determined as of the date of the audited financial statements of Just Energy then most recently published, are sold, liquidated or distributed; or (c) shareholders approve, or Just Energy consummates, any reorganization, amalgamation, arrangement, merger, business combination, consolidation, issuance of securities, sale of assets, liquidation, dissolution or winding-up, or any combination thereof (a “transaction”), and, as a result thereof, persons who are shareholders immediately prior to such transaction would not, immediately thereafter, directly or indirectly, own securities representing de facto control of the reorganized, amalgamated, continuing, merged, surviving or consolidated entity.

The RSG and PBG Plans, as well as the employment agreements of the NEOs, other than Mr. Kasiviswanathan’s agreement, provide that in the event of a Change of Control, all unvested RSGs and PBGs vest immediately prior to the Change of Control.

Pursuant to each of Ms. MacDonald’s, Ms. Merril’s, Mr. Lewis’ and Mr. McCullough’s employment agreements, in the event of termination without cause within 120 days of the Change of Control, the employee will be paid his or her pro-rated LTIB to end of fiscal quarter immediately preceding departure date, not to exceed one year’s base salary. If the employee remains in the position for 120 days following a Change of Control, he or she shall have the option to resign and be entitled to a cash payment equal to his or her LTIB for the fiscal year, not to exceed 150% base salary.

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Summary of Incremental Severance and Termination Payments

The following table contains the estimated incremental payments that would be owed to each NEO pursuant to their employment agreement and pursuant to the terms of the RSG and PBG Plans, assuming that the termination event occurred on March 31, 2016.

	Rebecca	Deborah		Patrick	Krishnan
	MacDonald	Merril	James Lewis	McCullough	Kasiviswanathan	Morgan Smith
Termination Event	($)	($)	($)	($)	($)	($)

Resignation	Nil	Nil	Nil	Nil	Nil	Nil
Termination for Cause(1)	Nil	Nil	Nil	Nil	Nil	Nil
Termination Without	1,462,500	1,837,890	1,837,890	1,531,575	182,087	272,280
Cause
Termination Upon Disability	365,652	459,473	459,473	436,499	Nil	Nil
Completion of Term(1)(2)	1,462,500	1,837,890	1,837,890	1,531,575	N/A	N/A
Payment on Termination Without Cause on Change of Control(3)	731,250	884,910	884,910	765,788	Nil	Nil

Notes:

(1)                  The amount excludes the value of accelerating the vesting of unvested RSGs, PBGs and/or earned LTR RSGs that would occur on such an event.

(2)                  Each of the employment agreements with Ms. MacDonald, Ms. Merril, Mr. Lewis and Mr. McCullough’s is for a 5 year term expiring on March 31, 2019. Messrs. Kasiviswanathan’s and Smith’s employment agreements do not have a term limit and accordingly this row does not apply to him. For the NEOs other than Messrs. Kasiviswanathan and Smith, the completion of term rights and obligations occurs where a comparable offer of employment is not made by Just Energy to the respective NEO. In circumstances where a comparable offer of employment was made to the NEO in the requisite time period and the NEO chooses not to accept the offer, the provisions of voluntary resignation will be in effect.

(3)                  Excludes the value of any RSGs or PBGs that would vest on a Change of Control and any other severance payment under a dismissal without cause. For the value of unvested RSGs and PBGs as of March 31, 2017, please see the Chart under the heading “Outstanding Share-based awards and option based awards” on page 36 of this Circular.

Employment Agreements – Other Terms, Conditions and Obligations

The employment agreements for each of the NEOs contain other terms, conditions and obligations which relate to the financial compensation and the benefits and obligations arising on a termination of the employment relationship, including the following:

(a)     Confidentiality. Each NEO agreement contains confidentiality provisions whereby for the duration of the NEO’s employment and for a period of time thereafter, the NEO agrees, subject to certain limited exceptions, to hold all confidential information in confidence and to comply with the polices established by Just Energy in connection with such information.

(b)              Non-Competition/Nonsolication Covenants. In addition, each of the employment agreements contains non-solicitation and non-compete covenants with terms ranging between 6 months to 3 years following termination of the agreement.

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OTHER MATTERS

Indebtedness of Directors and Executive Officers

Since the beginning of the most recently completed financial year of Just Energy, none of the current or former directors, executive officers or employees of Just Energy or any of its subsidiaries, or any of the proposed Directors of Just Energy, nor any of their associates or affiliates, is now or has been indebted to Just Energy, other than for routine indebtedness, nor is or has any indebtedness of any such person been the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by Just Energy.

Interest of Informed Persons in Material Transactions

Except as disclosed herein, there were no material interests, direct or indirect, of directors or executive officers of Just Energy, any security holder who beneficially owns, directly or indirectly, or exercises control or direction over more than 10% of the outstanding common shares, or any other Informed Person (as defined in National Instrument 51-102) or any known associate or affiliate of such persons, in any transaction since the commencement of the last completed financial year of Just Energy or in any proposed transaction which has materially affected or would materially affect Just Energy or any of its subsidiaries.

Regulatory Matters and Bankruptcies and Insolvencies

Except as described below, no nominee for director of Just Energy is, as at the date of this proxy circular, or has been, within 10 years before the date of this proxy circular, a director or executive officer of any company that, while that person was acting in that capacity, (i) was the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation that was in effect for a period of more than 30 consecutive days, (ii) was subject to an event that resulted, after the director or executive officer ceased to be a director or executive officer, in the company being the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days, or (iii) within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets.

Mr. Ross was asked to join the Board of Directors of Catalyst Paper Corporation in May 2010 to assist in the possible restructuring of the Company. The Company subsequently filed for CCAA protection in January 2012, reorganized its financial affairs significantly over a number of months and then successfully emerged from CCAA in September 2012, at which time a new Board representing the post recapitalization stakeholders was appointed.

No nominee for director of the Corporation has, within the 10 years before the date of this proxy circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the proposed director.

No proposed director has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority, nor has any proposed director been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable security holder in deciding whether to vote for a proposed director.

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Interests of Certain Persons or Companies in Matters to be Acted Upon

None of the principal holders of common shares of Just Energy or any director or officer of Just Energy or their respective subsidiaries, or any associate or affiliate of any of the foregoing persons, has or had any material interest, direct or indirect, in any transaction in the last three years or any proposed transaction that materially affected, or is reasonably expected to materially affect, Just Energy or any of their respective affiliates, except as disclosed in this proxy circular or in the documents incorporated herein by reference.

2018 Shareholder Proposals

To be eligible for inclusion in the management information circular for the 2018 annual general meeting of shareholders of the Corporation, shareholder proposals prepared in accordance with applicable rules governing shareholder proposals must be received at the Corporation’s at its head office, First Canadian Place, 100 King Street West, Suite 2630, Toronto, Ontario M5X 1E1, Attention: Corporate Secretary, on or before 5:00 p.m. EST on February 27, 2018.

Additional Information

Additional information relating to Just Energy is available on SEDAR at www.sedar.com, on EDGAR at www.sec.gov or on Just Energy website at www.justenergygroup.com. Financial information in respect of Just Energy and its affairs is provided in Just Energy’s annual audited comparative financial statements for the year ended March 31, 2017 and the related management’s discussion and analysis. Copies of Just Energy’s financial statements and related management discussion and analysis are available upon request from the Corporate Secretary, Just Energy Group Inc., 100 King Street West, Suite 2630, Toronto, Ontario, M5X 1E1.

Board Approval

The Board has approved the contents of this Circular and the sending of this Circular to the Shareholders of the Just Energy.

Dated at Toronto, Ontario on May 26, 2017.

JUST ENERGY GROUP INC.

Jonah T. Davids

Executive Vice President, General Counsel
and Corporate Secretary

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Schedule A

STATEMENT OF CORPORATE GOVERNANCE PRACTICES OF

JUST ENERGY(1)

GOVERNANCE DISCLOSURE REQUIREMENT		COMMENTS
1.	BOARD OF DIRECTORS
(a)	Disclose the identity of the directors who are independent.	The seven current board members who are independent pursuant to NI 58-101 are identified on page 10 of this Circular.
(b)	Disclose the identity of the directors who are not independent, and describe the basis for that determination.

Three board members are not currently independent pursuant to NI 58-101 as senior officers of Just Energy identified on pages 14 to 18 of this Circular which also discloses the independence status for each of the board nominees not currently directors.

(c)	Disclose whether or not a majority of the directors are independent.	Six of the nine nominees proposed by management for election to the board and to be voted upon on an individual basis are independent under NI 58-101 and the NYSE listing standards.
(d)	If a director is presently a director of any other issuer that is a reporting issuer (or the equivalent) in a jurisdiction or a foreign jurisdiction, identify both the director and the other issuer.

All directorships, if any, with other public entities for each of the nine directors proposed for election to the board and to be voted upon on an individual basis and their committee representations are set out on pages 14 to 18 of this Circular.

(e)

Disclose whether or not the independent directors hold regularly scheduled meetings at which members of management are not in attendance. If the independent directors hold such meetings, disclose the number of meetings held during the preceding 12 months. If the independent directors do not hold such meetings, describe what the board does to facilitate open and candid discussion among its independent directors.

The independent directors of the board and board committees meet without management in attendance at every regularly scheduled meeting, including telephone conference call meetings. Board committees meet with external consultants and professional advisors, without management in attendance. The audit committee also meets in camera with internal audit and separately with representatives of its external auditor. The number of meetings without management in attendance held during fiscal 2017 were, as regards: (i) the audit committee – 6; (ii) the compensation, human resources, environmental health and safety, committee – 6; (iii) the nominating and corporate governance committee – 4; (iv) the risk committee – 4; and (v) the board of directors – 9. All independent directors have an opportunity, through membership on one or more of the board committees (audit; compensation, human resources, environmental, health and safety; nominating and corporate governance; and risk), to participate in discussions without management and without the non-independent management director in attendance.

(1)                     All of the Corporation’s corporate governance policies, committee mandates, including: its Code of Business Conduct and Ethics Policy, its Policy on Insider Trading, Disclosure and Confidentiality, its Whistleblower Policy, the terms of reference and chair positions for each of its Audit Committee, its Compensation, Human Resources, Environmental Health and Safety Committee, its Nominating and Corporate Governance Committee, the Risk Committee and the Executive Committee, the board of director mandate and the position description for individual directors and position descriptions for its Executive Chair, the Lead Director, Co-Chief Executive Officers and Chief Financial Officer are published on the Corporation’s website at www.justenergygroup.com.

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GOVERNANCE DISCLOSURE REQUIREMENT		COMMENTS
(f)	Disclose whether or not the chair of the board is an independent director, disclose the identity of the independent chair, and describe his or her role and responsibilities.

Rebecca MacDonald, the board executive chair is not independent under NI 58-101. Her responsibilities are set out in the board chair position description which is available on Just Energy’s website at www.justenergygroup.com. Mr. Weld, the lead director of the board is independent under NI 58-101. His responsibilities are set out in the lead director position description which is available on Just Energy’s website at www.justenergygroup.com. The lead director’s responsibilities include the obligation to ensure that the board discharges its responsibilities effectively and independently, in consultation with the four board committees. The lead director is the Chair of the governance and nominating committee and a member of the compensation, human resources, environmental, health and safety committee. He also regularly attends all other Committee meetings.

(g)	Disclosure of the attendance record of each director for all Board and Committee meetings held since the beginning of the issuer’s most recently completed financial year.

The attendance of each director for all board and board committee meetings held since the beginning of the most recently completed financial year is reported in this proxy circular on page 20. The average attendance rate in fiscal 2017 for all Board and Committee meetings was 98%.

2.	BOARD MANDATE
(a)	Disclose the text of the board’s written mandate.	The board’s charter is included in Schedule B to this circular. A mandate for the individual directors is available at Just Energy’s website at www.justenergy.com.
3.	POSITION DESCRIPTIONS
(a)	Disclose whether or not the board has developed written position descriptions for the chair and the chair of each board committee.	The position descriptions for the board chair, the lead director of the board and each individual committee chair are available on Just Energy’s website at www.justenergygroup.com
(b)	Disclose whether or not the board and CEO have developed a written position description for the CEO.	The Co-CEO’s position description, which has been approved by Just Energy’s board, is available on Just Energy’s website at www.justenergygroup.com
(c)	Disclose whether or not the audit committee and CEO have developed a written position description for the CFO.	The CFO’s Position Description is available on Just Energy’s website at www.justenergygroup.com.
4.	ORIENTATION AND CONTINUING EDUCATION
(a)	Briefly describe what measures the board takes to orient new members regarding: (i) the role of the board, its committees and its directors, and (ii) the nature and operation of the issuer’s business.

Just Energy has established a formal orientation policy and program for new directors. Each new director is provided an opportunity to meet with the executive chair, co-chief executive officers and the lead director of the board and is provided with information about Just Energy including: Just Energy’s current disclosure documents, information on the role of the board and each of its committees; corporate and industry information; copies of all policies of Just Energy (i.e., Code of Conduct, Confidentiality, Trading), and, the contribution individual directors are expected to make. Specific information is provided on operations, the strategic plan, risk and risk management, governance, integrity and corporate values. New directors are encouraged to participate in an orientation program at Just Energy’s corporate head office.

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GOVERNANCE DISCLOSURE REQUIREMENT		COMMENTS
(b)	Briefly describe what measures, if any, the board takes to provide continuing education for its directors.

Presentations are made to the board are each board meeting to educate and keep them informed of changes within Just Energy and in regulatory and industry requirements and standards. Specific information is provided on risks, commodity pricing, supply and demand and the current business and commercial environment. The nominating and corporate governance committee has the specific responsibility to review information on available educational opportunities and ensures directors are aware of those opportunities. Just Energy will pay for director education. Outside counsel have also reviewed with the directors their fiduciary, statutory and regulatory duties and responsibilities both as members of the board and board committees. Management conducts a specific session for directors on risk management. Each director is expected to participate in continuing education programs to maintain any professional designation that they may have and which would have been considered in their nomination as a director. Each director is expected to participate in programs that would be necessary to maintain a level of expertise in order to perform his or her responsibilities as a director and to provide ongoing guidance and direction to management.

5.	ETHICAL BUSINESS CONDUCT
(a)	Disclose whether or not the board has adopted a written code for its directors, officers and employees. If the board has adopted a written code:	The board has adopted a code of business conduct and ethics policy for its directors, officers and employees. The board has also adopted a whistleblower policy.
(i) disclose how an interested party may obtain a copy of the written code;

The code of business conduct and ethics policy and the whistleblower policy are available on Just Energy’s website at at www.justenergygroup.com are available on request to the Corporate Secretary of Just Energy.

(ii) describe how the board monitors compliance with its code; and

The board, through the office of Just Energy’s legal department and the risk management group monitors compliance with the code of business conduct and ethics policy. All directors and employees are required to review the policy annually and confirm compliance. The chair of the audit committee monitors compliance with Just Energy’s whistleblower policy.

(iii) provide a cross reference to any material change reports(s) filed within the preceding 12 months that pertains to any conduct of a director or executive officer that constitutes a departure from the code.

The board has not granted any waiver of the code of business conduct and ethics policy in favour of a director or executive officer during the past 12 months and for all of calendar 2017 to date. Accordingly, no material change report has been required or filed.

(b)

Describe any steps the board takes to ensure directors exercise independent judgment in considering transactions and agreements in respect of which a director or executive officer has a material interest.

The executive chair of the board with the lead director of the board and the co-chief executive officers and committee chairs set the agenda for all meetings of the board and each committee thereof. They identify all transactions in respect of which a director or executive officer may have a material interest and consult with outside counsel to ensure that the approval of any such transaction is in compliance with applicable stock exchange, corporate and securities rules and policies. Independent valuations and reports are obtained and any director who may have a material interest in any such transaction is required to disclose his interest and to refrain from voting on the matter.

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GOVERNANCE DISCLOSURE REQUIREMENT		COMMENTS
(c)	Describe any other steps the board takes to encourage and promote a culture of ethical business conduct.

An annual certification is undertaken by all employees, directors and officers as to their knowledge of and compliance with codes and other corporate policies. Supplemental information regarding stock exchange rules, corporate structure and responsibility are provided to members of management who are subject to Just Energy’s black-out policy through to and inclusive of the directors.

6.	NOMINATION OF DIRECTORS
(a)	Describe the process by which the board identifies new candidates for board nomination.

The board has appointed a nominating and corporate governance committee with responsibility for the identification of new candidates for recommendation to the board. The nominating and corporate governance committee annually reviews performance evaluations completed by all directors. The matrix sets out the various skills and areas of expertise determined to be essential to ensure appropriate strategic direction and is used to assist in recruiting persons to join the board.

(b)

Disclose whether or not the board has a nominating committee composed entirely of independent directors. If the board does not have a nominating committee composed entirely of independent directors, describe what steps the board takes to encourage an objective nomination process.

The nominating and corporate governance committee is comprised of four directors, all of whom have been affirmatively determined by the board to be independent pursuant to NI 58-101and the NYSE listing standards. The current members of the nominating and corporate governance committee are identified in this proxy circular in the table under “Director Attendance Record” on page 20.

(c)	If the board has a nominating committee, describe the responsibilities, powers and operation of the nominating committee.	The nominating and corporate governance committee mandate is available on Just Energy’s website at www.justenergy.com
7.	COMPENSATION
(a)	Describe the process by which the board determines the compensation for your company’s directors and officers.

The board has appointed a compensation, human resources, environmental health and safety, committee with responsibility for recommending compensation for the Just Energy’s directors and officers to the board and to monitor compliance by Just Energy and its affiliates with environmental, health and safety laws, rules and regulations pursuant to the EHS policy guidelines approved by the committee and the board. The Executive Chair and the Presidents and Co-CEO’s and CFO’s compensation are approved by the independent directors of the board based on the recommendation of the compensation, human resources, environmental health and safety committee. The board retained the services of an outside independent compensation firm in 2017 to comment and advise on Just Energy’s approach to compensation, Just Energy’s peer group and the compensation paid to the named executive officers.

The nominating and corporate governance committee reviews periodically the adequacy and structure of director compensation and makes recommendations to the board designed to ensure the directors’ compensation realistically reflects the responsibilities, time commitments and risks of the directors.

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GOVERNANCE DISCLOSURE REQUIREMENT		COMMENTS

To align the interests of directors to those of shareholders, the directors are required to receive at least $15,000 of their annual retainer in deferred share grants and/or common shares of Just Energy and may receive all or a portion of their remaining compensation in the form of deferred share grants and/or common shares of Just Energy. For information about the compensation paid to directors for the year ending March 31, 2017 see “Directors Compensation Table” on page 22 and the Director’s Compensation Plan on page 39 of this proxy circular.

(b)

Disclose whether or not the board has a compensation committee composed entirely of independent directors. If the board does not have a compensation committee composed entirely of independent directors, describe what steps the board takes to ensure an objective process for determining such compensation.

The compensation, human resources, environmental health and safety committees, is comprised of four directors all of whom have been affirmatively determined by the Board to be independent pursuant to NI 58-101 and the NYSE listing standards.

(c)	Disclose the identity of the consultant or advisor retained to assist in determining the compensation for any of the directors or officers

In arriving at the compensation levels paid by Just Energy to its executive officers, a number of factors are taken into account including the expertise and experience of the individual, the length of time the individual has been in the position, the personal performance of the individual measured against a matrix of performance factors, the overall performance of Just Energy measured against the achievement of several corporate targeted criteria (including the attainment of Just Energy of several financial targets including: base EBITDA, funds from operations, embedded gross margins and total shareholder return), and a subjective evaluation considering peer-company market data provided by independent compensation consultants retained by Just Energy to advise on various aspects of executive compensation as described in the circular. It is believed that the information available and the factors considered in determining executive compensation is sufficient in helping to determine the appropriate level of executive compensation. In fiscal 2017, the Committee retained Meridian Compensation Partners to provide advice on its executive compensation and the make-up of the Company’s peer group.

(d)	If the board has a compensation committee, describe the responsibilities, powers and operation of the compensation committee.

The compensation, human resources, environmental health and safety committee mandate is attached as Schedule C to this proxy circular and a discussion and analysis of the compensation paid to the named executive officers for which the committee has significant responsibility begins on page 24 of this circular.

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GOVERNANCE DISCLOSURE REQUIREMENT		COMMENTS
8.	OTHER BOARD COMMITTEES
(a)	If the board has standing committees other than the Audit, Compensation and Nominating Committees, identify the committees and describe their function.

The board established a risk committee and a finance committee whose functions are discussed below. However, the finance committee was dissolved in February 2017. There are no other additional standing board committees. Generally, the functions of the risk committee, which consists of four outside directors, is to be satisfied that management of Just Energy and each affiliate has implemented effective systems to identify significant risks of the business and changes to these risks and to review regularly the adequacy of and compliance with the risk management policy and risk procedures to assist the board in fulfilling its oversight responsibilities and to review reports from the internal auditor on these matters. The Finance committee’s general responsibility was to analyze, review and provide guidance to senior management with respect to the Company’s capital structure, including but not limited to securities issuances and retirements (debt and equity), shareholder dividends (both ordinary and extraordinary), share repurchase authorizations, stock splits and reverse stock splits.

9.	ASSESSMENTS
(a)

Disclose whether or not the board, its committees and individual directors are regularly assessed with respect to their effectiveness and contribution. If assessments are regularly conducted, describe the process used for the assessments.

The nominating and corporate governance committee conducts a full evaluation of the effectiveness and performance of the board, all board committees and members thereof and individual directors annually. The evaluation also includes self-evaluations pursuant to which each director evaluates his performance. The evaluation consists of a director’s questionnaire the results of which are tabulated and analyzed through the lead director and the chair of the nominating and corporate governance committee. Results of the questionnaire are presented to the nominating and corporate governance committee and the board and the results are reviewed, as necessary and appropriate, by the lead director with each of the individual directors.

10.	DIRECTOR TERM LIMITS

Disclose whether or not the issuer has adopted term limits for the directors on its board or other mechanisms of board renewal and, if so, include a description of those director term limits or other mechanisms of board renewal.

The board has approved a Policy on Board Diversity and Renewal which includes term limits and a retirement policy for directors. See page 10 of the Circular.
11.	POLICIES REGARDING THE REPRESENTATION OF WOMEN ON THE BOARD
	Disclose whether the issuer has adopted a written policy relating to the identification and nomination of women directors.	The board has adopted a Policy on Women on Boards as part of its Policy on Board Diversity and Renewal. See page 12 of the circular “Women on Boards”.

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GOVERNANCE DISCLOSURE REQUIREMENT		COMMENTS
12.	CONSIDERATION OF REPRESENTATION OF WOMEN IN THE DIRECTOR IDENTIFICATION AND SELECTION PROCESS

Disclose whether and, if so, how the board of nominating committee considers the level of representation of women on the board in identifying and nominating candidates for election or re-election to the board.

Having established a target or guideline for women on boards, the nominating and corporate governance committee plans to identify a process to enable the Company to meet its target within a reasonable period of time.

13.	CONSIDERATION GIVEN TO REPRESENTATION OF WOMEN IN EXECUTIVE OFFICER APPOINTMENTS
Disclose whether and, if so, how the issuer considers the level of representation of women in executive officer positions when making executive officer appointments.

The Company encourages the identification of women to hold executive officer positions. In 2016, the Company launched the Just Energy Leadership Council, which was created to provide an accessible, open and welcoming environment for all women across the organization to grow personally and professionally. Currently, 33% of the Company’s NEOs are women.

14.	ISSUER’S TARGETS REGARDING THE REPRESENTATION OF WOMEN ON THE BOARD AND IN EXECUTIVE OFFICER POSITIONS
	Disclose whether the issuer has adopted a target regarding women on the issuer’s board.	See item 11 above.
15.	NUMBER OF WOMEN ON THE BOARD AND IN EXECUTIVE OFFICER POSITIONS
	Disclose the number and proportion (in percentage terms) of directors on the issuer’s board who are women.	At present, 20% of the directors on Just Energy’s board are women. After the June 27, 2017 annual meeting, 22% of the directors will be women.
16.	OTHER

The board has developed a “policy on engagement with shareholders on governance” which requires Just Energy to conduct on an annual basis a “Say on Pay” vote by its shareholders. See page 8 of the proxy circular. The board has developed a policy on “Board Overboarding”. See page 12.

Just Energy’s corporate governance guidelines state that the board is responsible for the stewardship of Just Energy and overseeing the business and affairs of Just Energy. Any responsibility that is not delegated to senior management or a board committee remains with the full board. In addition, the board, in conjunction with senior management, determines the limits of management’s responsibilities and establishes annual corporate objectives which management is responsible for meeting.

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OTHER CORPORATE GOVERNANCE MATTERS

The New York Stock Exchange Corporate Governance Listing Standards

Just Energy, a “foreign private issuer” in the United States, may rely on home jurisdiction listing standards for compliance with the NYSE corporate listing standards but must comply with the following NYSE rules (i) the rule (section 303A.06) requiring the audit committee to meet the requirements of Securities Exchange Commission (“SEC”) Rule 10A-3 of the Securities Exchange Act 1934, as amended; (ii) the requirement (section 303A.11) for Just Energy to disclose its annual report or on its website any significant differences between its corporate governance practices and the NYSE listing standards; (iii) the requirement (section 303A.12(b)) for Just Energy’s CEO to notify in writing the NYSE after any executive officer becomes aware of any non-compliance with the applicable provisions of NYSE corporate governance listing standards, and, (iv) the requirement (section 303A.12(c) for Just Energy to submit an executed Annual Written Affirmation affirming Just Energy’s compliance with audit committee requirements of SEC Rule 10A-3 of the Exchange Act or, as may be required form time to time, an interim written affirmation to the NYSE in the event of certain changes to the audit committee membership or member’s independence and that Just Energy has provided its statement of significant corporate governance difference as required to be included in its annual report to shareholders or on its website.

As required by the NYSE, a statement of the significant differences between Just Energy’s current corporate governance practices and those currently required for U.S. companies listed on the NYSE is available on Just Energy’s website at www.justenergygroup.com.

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Schedule B

JUST ENERGY GROUP INC. – BOARD MANDATE

Our Main Responsibilities

We provide the supervision necessary for:

1.              Disclosure of Reliable and Timely Information to Shareholders – the Shareholders depend on us to get them accurate and relevant information.

2.              Approval of Strategy and Major Policy Decisions of Just Energy – we must understand and approve where Just Energy is going, be kept current on its progress towards those objectives and be part of and approve any major decisions.

3.              Evaluation, Compensation and Succession for Key Management Roles – we must be sure that the key roles have the right people, that they are monitored and evaluated by us and that they are appropriately compensated to encourage Just Energy’s long-term success.

4.              Oversight of the Management of Risks and the Implementation of Internal Controls – we must be satisfied that the assets of Just Energy are protected and that there are sufficient internal checks and balances.

5.              Effective Board Governance – to excel in our duties we need to be functioning properly as a Board – strong members with the right skills and the right information and generally to be responsible for the development of Just Energy approach to corporate governance.

Independence is Key

The Board of Directors understands that we must be independent of the management of Just Energy. To enhance our independence we have implemented the following:

–   A majority of the members of the Board are independent

–   All Committees are composed solely of non-management directors

–   The Board and its Committees can meet independently of management at any time

–   The Board and its Committees can hire their own independent advisors

–   An independent lead Director with a clear mandate provides leadership for the independent directors

–   A policy requires all Directors to hold deferred share grants or shares as part of the Board retainer

–         The provision of high-quality information for Directors – orientation for new directors, meaningful presentations, access to management and sufficient time to review material

We know independence requires more – it requires preparation for meetings, understanding the issues, strength, commitment, integrity and an inquiring mind.

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Our Composition

Our number shall be as provided for in accordance with Just Energy’s By-laws from time to time and shall comply with the rules of board composition established by the Nominating and Corporate Governance committee of Just Energy. Each director shall possess the qualities set out in the Position Description for Directors and the Position Descriptions for Directors in their role as Chair of each Board Committee.

We will create Committees from time to time and will delegate certain functions to them. Each of these Committees has a written Mandate. These Mandates are reviewed on a regular basis and are updated and amended as often as needed to respond to the evolving regulatory and market environment in which Just Energy operates.

Independent Functioning of Board and Committees

The Board is responsible for establishing the appropriate procedures to ensure that the Board, Committees and individual Directors can function independently of management to the extent considered necessary or desirable by Directors. The Board can retain independent professionals. Each Committee can retain and terminate independent professionals and each has the sole authority to approve all fees payable to an Independent professional. Any Director can retain an independent professional with the prior approval of the Nominating and Corporate Governance Committee. Each Committee and the Board can conduct all or part of any meeting in the absence of management, and it is the Board’s policy to include such a session on the agenda of each regularly scheduled Board meeting.

Each Committee chair can also require the Corporate Secretary to convene a meeting of the Board or a Committee to be held in the absence of management or to reserve an agenda item at any Board or Committee meeting for business to be conducted in the absence of management. Each Director can request such a meeting or reserved agenda item by contacting a Committee Chair.

Meetings

The Board meets a minimum of four times per year. For regularly scheduled meetings, an agenda for each Board meeting and other documents for consideration are sent by courier to all Directors about one week in advance of each meeting. For special meetings of the Board, best efforts are made to distribute materials to the Directors as far in advance as practicable. A complete Board package, which includes all material for the meeting, is provided to each Director prior to the commencement of each meeting.

Specific Duties and Responsibilities

The Board has the following specific duties and responsibilities, which may be delegated to Committees of the Board, in whole or in part, with ongoing reporting by the Committees to the Board:

Strategic Planning

The Board is responsible for the strategy and fundamental goals of Just Energy for all aspects of its undertaking. This responsibility includes the adoption of a strategic planning process; convening annually a strategic planning meeting involving the Board and executive management, approving strategic plans, which take into account, among other things, the major opportunities and risks of Just Energy; and overseeing the implementation of strategic plans and monitoring performance against such plans. This responsibility also includes reviewing and approving all major strategy and policy recommendations including the financial plan and approving operating budgets, and specific requests for major acquisitions.

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Risk Management

The Board is responsible for ensuring that the appropriate policies and procedures are in place to protect the assets and commodity hedging policies of Just Energy and assure its viable future. The Board is also responsible for identifying the principal risks of all aspects of Just Energy’ business and ensuring the implementation of appropriate systems to manage these risks.

Internal Controls and Management Information Systems

The Board is responsible for overseeing and monitoring the integrity of Just Energy’ internal controls and procedures, management information systems and audit procedures, and overseeing the appropriate operation of Energy Savings including compliance with all applicable legal and regulatory requirements through financial and other management information systems, and appropriate inspection, compliance and control systems. The Board is responsible for ensuring that financial reporting and financial control systems are adequate and operating, and approving the quality and sufficiency of information provided to the Directors.

Communications Policy

The Board is responsible for establishing a communications policy for Just Energy and overseeing the maintenance of effective unitholder and stakeholder relations through Just Energy’s communications policy and programs so that accurate and timely material information is disseminated to and feedback is accommodated from shareholders.

Director Orientation and Assessment

The Board is responsible for ensuring there is an appropriate, formal orientation program for new directors and for assessing the effectiveness and contribution of the Board, Committees and all Directors annually. The Board is also responsible to ensure that the Directors have the necessary financial, energy, marketing, regulatory, human resource and compensation expertise.

Evaluation, Compensation and Succession Planning

The Board is responsible for overseeing the effective operation of Just Energy by appointing, assessing performance of, compensating, disciplining and succession planning for all senior Just Energy officers. The Board is responsible for ensuring the senior management team has the appropriate qualities and competencies to meet the expectations set by the Board. The Board is responsible for approving the compensation of the senior management team and the compensation policies of Just Energy, including reviewing the adequacy and form of compensation of directors. The board is responsible for developing a position description for the Board members, the Executive Chair, the Co-Chief Executive Officers, the Chief Financial Officer, the Lead Director, the Corporate Secretary and the Chair of each Board Committee which, together with other Board approved policies and practices, should provide for a definition of the limits to management’s responsibilities. The Board is responsible for approving the objectives of Just Energy to be met by the Co-Chief Executive Officers.

General

The Board is responsible for monitoring the effectiveness of Just Energy’s’ corporate governance practices and approving any necessary changes, as required. The Board is responsible for establishing general Just Energy policies and performing other tasks required by law. The Board is also responsible for ensuring compliance with and monitoring all policies approved by the Board including (i) the Code of Business Conduct and Ethics Policy and (ii) the Policy on Insider Trading, Communications and Confidentiality.

(Adopted by the Board on November 17, 2010)

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Schedule C

JUST ENERGY GROUP INC.

(the “Company”)

COMPENSATION, HUMAN RESOURCES, HEALTH, SAFETY AND

ENVIRONMENTAL COMMITTEE

TERMS OF REFERENCE

(as amended November 13, 2014)

For purposes of the Terms of Reference the terms set forth below shall have the meanings opposite.

“Applicable Law” means: (a) the by-laws, rules and policies of the Toronto Stock Exchange and the New York Stock Exchange (including section 303A.05 of the NYSE Company Manual to the extent applicable to a foreign private issuer); (b) applicable Canadian and provincial securities legislation, rules and policies; (c) the U.S. Securities Act of 1933 and the Securities and Exchange Act of 1934 and all orders, rules and polices passed pursuant thereto; (d) the Sarbanes Oxley Act of 2002 and the Dodd – Frank Wall Street Reform and Consumer Protection Act of 2010 and all directories, orders, policies etc., to the extent applicable to a foreign private issuer; and (e) such other legislation, policies and rules as may from time to time affect the constitution of the Committee and its responsibilities as herein provided;

“Board” means the board of directors of the Company;

“Co-CEOs” means the Co-Chief Executive Officers;

“CFO” means the Chief Financial Officer;

“Committee” means the Compensation, Human Resources, Environmental, Health and Safety Committee;

“EC” means the Executive Chair;

“NEOs” means the five highest paid executive officers of the Company and its affiliates.

COMPOSITION

•          The Committee will be comprised of a minimum of three directors, all of whom must be independent Directors under the rules for Director independence under Applicable Law including as set out in section 303A.02 of the NYSE Company Manual.

•          The membership of the Committee will represent a diverse background of experience and skills including members with energy, human resources, financial, management and health, safety and environmental experience.

•          The Board will appoint the members of the Committee annually at the first meeting of the Board after the annual general meeting of shareholders.

•          Committee members will be appointed for a one year term and may be reappointed subject to the discretion of the Board having regard to the desire for continuity and for periodic rotation of Committee members.

•          One of the members who is not an executive officer or full-time employee shall be appointed Committee Chair by the Board.

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•          The Committee shall appoint a Secretary (who shall be the Corporate Secretary of the Company) to assist in developing agendas, preparing material for Committee members and carrying out such other administrative tasks as the Committee may delegate.

•          The Committee may request other outside board members (whether or not independent) to participate in meetings of the Committee. Outside directors who are not independent shall not have a vote.

RESPONSIBILITY

•          The Committee’s primary purpose is to assist the Board in fulfilling its oversight responsibilities with respect to: (i) key compensation and human resources policies; (ii) the compensation of each of the NEOs and directors; (iii) executive management succession and development; (iv) health, safety and environmental matters; and (v) all other matters normally associated with compensation and policies under Applicable Law.

AUTHORITY

•          The Board will establish the mandate and define the authority of the Committee.

•          The Committee may retain persons having special expertise to assist the Committee in fulfilling its responsibilities including compensation consultants or experts qualified under Applicable Law and may determine their mandates and compensation all of which shall be disclosed as required under Applicable Law.

MEETINGS

•          The Committee will meet at least four times a year. Meetings will be scheduled to facilitate the annual review of salaries, the award of bonuses, the approval of share options, restricted share grants, deferred share grants and shares issuable pursuant to the Company’s share option plan, restricted share grant plan and the directors’ compensation plan, if any, and all other aspects relating to compensation and human resource issues and health, safety and environmental issues affecting the Company and its affiliates all of which will be subject to Board approval. Additional meetings will be held as deemed necessary by the Committee Chair.

•          Meetings of the Committee shall be validly constituted if a majority of the members of the Committee are present in person or by telephone conference.

•          To expedite the review of matters, the Committee may meet in combination with the members of the Nominating and Corporate Governance Committee.

REPORTING

•          The minutes of all meetings of the Committee will be taken by the Committee Secretary and be provided to the Board. Oral reports by the Chair on recent matters not yet minuted will be provided to the Board at its next meeting. Minutes of all Committee meetings will be subsequently reviewed and approved by the Committee.

•          Supporting schedules and information reviewed by the Committee will be available for examination by any director upon request to the Secretary of the Committee.

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ROLE

•   The role of the Committee is to assist the Board in fulfilling its oversight responsibilities to:

–         ensure that the compensation policy and philosophy supports the Company’s strategic objectives;

–         ensure that incentive programs are designed to motivate the NEOs and senior managers to achieve or exceed corporate objectives and to enhance shareholder value while at the same time ensuring that safeguards are in place such that NEOs and other executive officers are not encouraged and do not take inappropriate or excessive risks;

–         ensure that appropriate human resource policies are in place;

–         ensure that risks, if any, arising from compensation policies are not reasonably likely to have a material adverse effect on the company;

–         review the response by the Company or its affiliates, as the case may be, to health, safety and environmental issues including compliance with Applicable Law, regulatory requirements and industry standards;

–         monitor executive management succession and development;

–         ensure that the compensation decisions of senior managers are not self-serving and that there is reasonable consistency in the application of the compensation policy. Note: it is not the role of the Committee to examine the details of bonus formulae, or the performance of individuals and related salary increases, except for the NEOs. The Committee may question apparent gross discrepancies and seek clarification as to how the policy has been applied, but it will leave detailed administration of compensation matters for persons other than the NEOs to the senior executive officers.

–         review National Policy 58-201 entitled “Corporate Governance Guidelines” a copy of which is attached hereto as Schedule “A” to ensure that the Committee complies with the principles thereof that address compensation and human resource matters including sections 3.15, 3.16 and 3.17 of Schedule B and ensuring that the Company complies with Form 58-101F1 entitled “Corporate Governance Disclosure” a copy of which is attached hereto as part of Schedule A.

–         review National Policy 51-102 entitled “Continuous Disclosure Obligations” to ensure compliance with Form 51-102F6 ie., “Statement of Executive Compensation” as amended from time to time.

–         Ensure that NEOs and directors do not purchase financial instruments, including prepaid variable forward contracts, equity swaps, collars or units of exchange funds that are designed to hedge or offset a decrease in market value of equity securities granted as compensation or held directly or indirectly, by an NEO or director.

RESPONSIBILITIES

•   The Committee is responsible for:

–         at the beginning of each fiscal year, setting the envelope for aggregate bonuses for the forthcoming year for the NEOs and all senior executive officers including the approval of all executive bonus plans.

–         setting the compensation of the EC, the Chief Executive Officers and CFO and the fees to be paid, shares and deferred share grants to be owned or options or other rights to be granted to Directors and members of Committees of the Board;

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–         reviewing the performance of the NEOs annually or more frequently if deemed necessary by the Committee. Setting the senior executive officer’s compensation comprising salary, bonus and any other incentive compensation for the NEOs provided for in their employment agreements. In consultation with the Co-CEOs establishing his personal objectives (including corporate objectives) which the Co-CEOs is responsible for meeting for the following year;

–         reviewing the performance and approving the compensation, including salaries, bonuses and other incentives, of executive officers of the Company and the heads of each subsidiary or division, on the recommendation of the Co-CEOs;

–         annually (i) prepare a report on the EC, Co-CEOs and CFO’s compensation from Management or, in the Committee’s discretion, an independent consultant; (ii) evaluate the performance of the EC, Co-CEOs and CFO’s considering the Position Descriptions of the EC, Co-CEOs and CFO’s, and the EC, Co-CEOs’s and CFO’s short-term and long-term corporate goals and objectives and performance measurement indicators; and (iii) recommend annual EC, Co-CEOs and CFO compensation, including a long-term incentives component determined considering the Company’s performance and relative shareholder returns, the value of similar incentive awards to EC, Co-CEOs and CFO at comparable companies and the awards given to the Company’s past EC, CEOs and CFO. Based on the evaluation, in the Committee’s discretion, make recommendations to the independent directors of the Board for consideration. The independent directors have sole authority to determine annual EC, Co-CEOs and CFO compensation. The Committee, in its discretion, may approve a long-term incentive award (with or without ratification from the Board) as may be required to comply with applicable tax laws.

–         annually review temporary successors for the EC, Co-CEOs and CFO in case of absence or disability and, in the Committee’s discretion, make recommendations to the Board for consideration.

–         annually review, with the Nominating and Corporate Governance Committee (NCG Committee) and the EC, Co-CEOs and CFO the Position Description for the EC, Co-CEOs and CFO and, in the Committee’s discretion recommend any changes to the Board for consideration.

–         developing and documenting the compensation policy and philosophy of the Company and any changes thereto for approval by the Board to enable the Company to recruit, retain, and motivate performance-oriented executives so that their interests are aligned with the interests of the Company and the shareholders of the Company;

–         approving fringe benefit programs on the recommendation of the Co-CEOs;

–         establishing and administering incentive compensation programs and monitoring their effectiveness;

–         establishing and administering the share option program, the restricted share grant plan and the directors compensation plan and approving amendments thereto, all subject to the approval of the Board of Directors;

–         reviewing the Statement of Executive Compensation required to be prepared under applicable corporate and securities legislation and regulation including the disclosure concerning members of the Committee and settling the reports required to be made by the Committee in any document required to be filed with a regulatory authority and/or distributed to shareholders including the Report of the Compensation Committee.

–         at the request of the Co-CEOs, reviewing any other matter affecting the hiring, terms of employment and dismissal of employees, including the terms of employment contracts.

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–         reviewing the views and positions of independent organizations (such as the Risk Metrics Group and the Canadian Coalition on Good Governance) representing institutional shareholders in the context of the Company’s compensation objectives and components of executive compensation.

–         reviewing with management whether the policies relating to health, safety and environmental issues including compliance with applicable legislation, regulatory requirements and industry standards are being effectively implemented.

–         reviewing and considering as appropriate, reports and recommendations issued by the Company and its affiliates relating to health, safety and environmental issues, together with management’s response thereto.

–         ensuring that the Company and each affiliate thereof that may be subject to legislation, regulation and/or other requirements relating to health, safety and environmental issues (i.e. such as National Energy Corporation) establishes an internal health, safety and environmental committee with terms of reference approved by the Committee which terms of reference shall include a requirement that: (i) the minutes of all meetings and proceedings of such committees are forwarded to the Chair of the Committee and (ii) all significant health, safety and environmental issues are brought to the attention of the Chair of the Committee.

–         establishing policies for approval by the Board relating to or as required by Applicable Legislation from time to time.

–         ensuring that the Terms of Reference for the Committee are published on the Company’s website.

•          The Lead Director, in consultation with the Chair of the Committee, will periodically review the effectiveness of the Committee, the performance of each Committee member and each of the directors of the Company.

This document should be read in conjunction with the Nominating and Corporate Governance Committee’s Terms of Reference.

(Approved by the Board of Directors on November 13, 2014

to become effective immediately)

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1 First Canadian Place,
100 King Street West, Suite 2630,
Toronto, Ontario M6X 1E1

www.justenergygroup.com